UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Deluxe Corporation
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PROXY STATEMENT
and notice of annual meeting of shareholders

Thursday, April 25, 2024 at 3:00 p.m. Central Daylight Saving Time
www.virtualshareholdermeeting.com/DLX2024

March 11, 2024

Dear Deluxe shareholders,
In 2019, we began to leverage the trust and credibility built from our check printing heritage to successfully transform Deluxe into a modern Payments and Data company. Our legacy print businesses continue to be strong profit drivers, enabling us to responsibly invest in our Payments and Data businesses to drive growth. As we enter 2024, we have completed our infrastructure modernization and have significantly streamlined our product portfolio. Our One Deluxe approach continues to help us win business by solving customer challenges with multiple Deluxe solutions.
Last year’s results confirm our approach:
•We achieved our third consecutive year of organic revenue growth – the first time we’ve accomplished this in nearly three decades.
•We leveraged our scale to grow profits faster than revenue, outpacing the secular design of our legacy print businesses. We have clearly changed the company’s trajectory.
•We launched the enterprise-wide North Star initiative, which we expect will more than double our current cash flow run rate and improve our adjusted EBITDA. We’ve already made significant progress toward unlocking the value promised by this plan.
•Our business generated strong cash flows and improved our net debt position. Lowering net debt while simultaneously investing for growth and maintaining our dividend remain our clear capital allocation priorities.
In early December, we met in person with more than 25 investors – with hundreds more joining virtually – for our Investor Day. This was a great opportunity to tell our story to investors and analysts, pulling back the curtain even further on our success and future growth.
Of course, it’s not all about the financials, which is where the thousands of Deluxers come in. We continue to work side-by-side, fostering a culture that enables us to provide value to our employees, customers, partners, and shareholders.
Please join our virtual annual meeting on April 25, 2024. Even if you do not plan to attend, please submit your vote in advance to ensure your shares are represented at the meeting. Thank you for your continued support.
Sincerely,

Cheryl Mayberry McKissack Chair	Barry C. McCarthy President and CEO

Notice of 2024 Annual Meeting of Shareholders
We invite you to attend Deluxe Corporation's 2024 Annual Meeting of Shareholders, which will be conducted virtually. You will be able to attend the meeting, vote your shares electronically, and submit your questions during the annual meeting by visiting www.virtualshareholdermeeting.com/DLX2024 and by following the instructions in your proxy materials.
Date: Thursday, April 25, 2024
Virtual Forum: www.virtualshareholdermeeting.com/DLX2024
Time: 3:00 p.m. CDT
Record Date: Monday, February 26, 2024
AGENDA
1.Election of eight directors to hold office until the 2025 annual meeting of shareholders;
2.Advisory vote to approve the compensation of our named executive officers;
3.Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024; and
4.Take action on any other business that may properly come before the meeting and any adjournment thereof.
Shareholders of record at the close of business on February 26, 2024, are entitled to vote at the meeting and at any adjournment thereof. In this Proxy Statement, we refer to Deluxe Corporation as Deluxe, we, our, the company, or us. We are furnishing proxy materials to our shareholders over the Internet in an effort to expedite the delivery of proxy materials, reduce paper waste, and save expense.
We are mailing the Notice of Internet Availability of Proxy Materials (Internet Notice) to shareholders of record beginning on or about March 11, 2024. The Internet Notice contains instructions on how to access our Proxy Statement and Annual Report, and how to vote online. In addition, the Internet Notice contains instructions on how to (i) request a paper copy of the Proxy Statement and Annual Report if you received only an Internet Notice this year, or (ii) elect to receive your Proxy Statement and Annual Report only over the Internet if you received them by mail this year.
It is important that your shares be represented at the annual meeting. Regardless of whether you plan to attend the virtual annual meeting, please vote as soon as possible to ensure the presence of a quorum and save Deluxe further solicitation expense. You may vote your shares by telephone or the Internet, or if you received a paper proxy card, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding the methods of voting are contained in the Internet Notice and in the Proxy Statement. Voting by telephone, the Internet, or mail will not limit your right to vote at or to attend the virtual annual meeting.
A replay of the virtual annual meeting will be available at www.deluxe.com through May 17, 2024.

BY ORDER OF THE BOARD OF DIRECTORS
Jeffrey L. Cotter
Chief Administrative Officer, Senior Vice President and General Counsel
March 11, 2024

Proxy Summary
This summary highlights important information you will find in this Proxy Statement. As it is only a summary, please review the entire Proxy Statement carefully before you vote.
2024 Annual Meeting Information

Date and Time:	Thursday, April 25, 2024, at 3:00 p.m. Central Daylight Saving Time
Place:	Online at www.virtualshareholdermeeting.com/DLX2024
Approximate Mail Date:	Monday, March 11, 2024
Record Date:	Monday, February 26, 2024
Summary of Shareholder Voting Matters

Agenda Item	Board's Recommendation	Page Reference
Election of directors	FOR EACH NOMINEE	Page 12
Advisory vote to approve the compensation of our named executive officers	FOR	Page 51
Ratification of PricewaterhouseCoopers as our independent registered public accounting firm	FOR	Page 52
Our Director Nominees

Name	Age	Director since	Independent	Other current public company boards
William C. Cobb	67	2020	Yes	1
Paul R. Garcia	71	2020	Yes	2
Cheryl E. Mayberry McKissack	68	2000	Yes	0
Barry C. McCarthy	60	2018	No	0
Thomas J. Reddin	63	2014	Yes	2
Martyn R. Redgrave	71	2001	Yes	0
John L. Stauch	59	2016	Yes	1
Telisa L. Yancy	57	2021	Yes	0
Corporate Governance Highlights

Diverse Board Leadership	Annual Director Elections	Annual Board and Committee Evaluation Process

Stock Ownership Guidelines for Executive Officers and Directors	Regular Executive Sessions of Independent Directors	ESG Oversight

No Poison Pill	Corporate Governance Guidelines	Stock Hedging and Pledging Policies

Nominee Board Composition

25% Female Representation	>35% Ethnic/Racial Diversity
Key Director Qualifications

Executive leadership	Payments expertise	Public company board experience	Transformation experience

Financial and accounting expertise	Management of large complex organizations	Marketing expertise	ESG expertise

Risk management oversight	Technology and cybersecurity expertise	Strategic planning expertise	Digital commerce experience
Shareholder Outreach
As a company, we are committed to both listening and being responsive to our shareholders. Our Compensation and Talent Committee carefully considers the results of the annual shareholder vote on the compensation of our named executive officers (NEOs), commonly referred to as Say on Pay. Throughout 2023, we continued our shareholder outreach campaign to identify views on our executive compensation programs and, where reasonable, implemented changes that directly address any concerns. Several of these changes are described in more detail in this Proxy Statement on page 29.
As part of our 2023 shareholder outreach campaign, we invited our largest 25 shareholders, representing approximately 74% of our outstanding shares, to discuss their views on, among other things, executive compensation; board diversity; disclosure; and environmental, social, and governance (ESG) measures. We met with shareholders representing nearly 18% of our outstanding shares. We will continue to maintain this active dialogue with shareholders and continue to elevate and integrate feedback into board discussions, including topics such as pay-for-performance and metrics that are used to determine short- and long-term incentive compensation. The participants in the outreach team consisted of our Compensation and Talent Committee Chair; Chief Human Resources Officer; Chief Administrative Officer, General Counsel and Corporate Secretary; Vice President, Total Rewards; Vice President, Regulatory Counsel & Chief Compliance Officer; and Vice President, Mergers, Acquisitions and Investor Relations. As a part of the process, we also engaged MacKenzie Partners, Inc., as an advisor.
Fiscal 2023 Performance Highlights
In fiscal year 2023, we reported revenue of $2.192 billion, a 2% decrease from 2022 inclusive of our exit of the web hosting business during the year. On a comparable adjusted basis, revenue increased by $6 million versus the prior year. This represents our third consecutive year of organic sales-driven growth, an achievement not seen in nearly three decades. We reported net income of $26.2 million compared to $65.5 million in the prior year, driven by increased interest and restructuring expenses, while our adjusted EBITDA of $417.1 million increased 3.2% on a comparable adjusted basis, and reflected a 19% margin. Our growth businesses of Payments and Data posted full-year comparable adjusted revenue growth while our legacy print business saw modest secular decline, as expected. Our One Deluxe strategy continues to drive cross-selling within our customer base. While we continue to encounter macro-economic pressures, including supply chain issues, inflation, and high interest rates, we are encouraged by our continued momentum as we have transformed into a modern Payments and Data company. See Annex A for a reconciliation of comparable adjusted revenue, comparable adjusted EBITDA, and EBITDA margin, each of which are non-Generally Accepted Accounting Principle (GAAP) financial measures, to the most directly comparable GAAP financial measure.
Executive Compensation Summary
We have an employment agreement with Barry C. McCarthy, our President and CEO. The table below describes components of his 2023 compensation package, including 2023 compensation actions that are specific to him.

Element	Key Features
Base Salary	•2023 annual base salary changed April 1, 2023, from $925,000 to $950,000, in line with the increases generally provided to our employees
Annual Incentive Plan	•Target annual incentive payout for 2023 was $1,132,500, or 120% of actual base salary •Actual annual incentive payout for 2023 was $1,228,763, or 108.5% of target
Long-Term Equity Incentives
•For 2023, the target value of the long-term equity incentive award was $5.5 million (a 50/50 mix of restricted stock units (RSUs) and performance share units (PSUs)), an increase from $4.5 million in 2022 in recognition of continued operating success and alignment with competitive market practice

Long-Term Disability Plan
•Supplemental long-term disability insurance policy that restores benefits lost due to a salary cap that applies to our broad-based employee long-term disability plan, in which Mr. McCarthy also participates

The table below describes the components of the 2023 compensation package for our NEOs generally.

Element	Objectives	Key Features
Base Salary	•Provides competitive pay to attract and retain experienced and successful executives with the requisite experience to drive significant growth	•Base salary is targeted at a blend of median comparison Peer Group data and size-adjusted median general industry survey data
Annual Incentive Plan	•Encourages and rewards valuable contributions to our annual financial and operational performance objectives •Rewards high performance and achievement of annual corporate goals
•Annual incentive is targeted at a blend of median comparison Peer Group data and size-adjusted median general industry survey data
•Awarded based on the following goals: 30% enterprise/business unit adjusted revenue, 30% enterprise adjusted EBITDA, 20% enterprise adjusted earnings per share, and 20% strategic initiatives, which are defined on page 33
•Annual incentive award targets are individual, range from 75% to 120% of actual base salary, and are capped at 200% of target value
•For 2023, target opportunity remained constant, and awards were paid out at 108.5% of target for enterprise plan participants

Long-Term Equity Incentives
•Helps retain talent and drives stock performance for shareholders; rewards stock performance on both an absolute basis and relative to peers
•Target long-term equity mix includes 50% time-based vesting RSUs and 50% PSUs

•Long-term incentives are targeted at a blend of median comparison Peer Group data and size-adjusted median general industry survey data
•RSUs accrue dividend equivalents that are only paid out upon vesting
•Metrics for the PSUs are weighted equally between three-year cumulative revenue and three-year cumulative free cash flow targets using a year-over-year fixed growth rate specific to each metric, with final payout results for both metrics subject to a relative total shareholder return (TSR) modifier
•2023 awards were targeted at or near the market median and were made considering individual performance and our Peer Group and market data, as well as our President and CEO's recommendations for the other NEOs

Retirement Benefits	•Directly rewards continued service and indirectly rewards individual performance	•Retirement benefits include participation in a 401(k) savings plan and an optional non-qualified compensation deferral plan

Environmental, Social, and Governance Matters
We care deeply about our employees, our customers, our environment, and the social fabric of the communities we serve, and with the support of our board, our executive leadership team strives to build programs to further these purposes. At the management level, our ESG matters are coordinated by our Vice President, Regulatory Counsel and Chief Compliance Officer, who regularly engages with executive leadership and the board on ESG issues and who is responsible for:
•regularly assessing ESG priorities to determine the topics our stakeholders find most pressing;
•working with enterprise leadership to weave ESG-related priorities into our business operations, including sourcing and supply chain operations, human resource management, and managing our real estate portfolio; and
•managing ESG-related goals and our ESG data, measurement, and reporting.
Inclusion
Under the board’s oversight and guidance, we have taken significant actions to enhance our diverse and inclusive culture, protect and train our employees, and maintain our reputation as a great place to work. We believe that our culture of diversity, equity, inclusion, and belonging is a competitive advantage and that it enhances our ability to attract and retain talent. We continually strive to improve the attraction, retention, and advancement of diverse employees to grow and sustain talent that represents the communities in which we operate. We continue our commitment to diversity, equity, inclusion, and belonging through our sustained and targeted efforts to recruit, develop, and retain employees representing diverse groups.
Some recent examples of our commitment to diversity, equity, inclusion, and belonging include:
•More than 35% of our director nominees identify as from diverse backgrounds, including the independent Chair of our board, who is a woman of color.
•As of December 31, 2023, more than 56% of our total workforce identified as female and approximately 42% identified as male, with the remaining approximately 1% choosing not to identify.
•As of December 31, 2023, our United States workforce was made up of approximately 48% white and 38% non-white employees, with the remaining approximately 14% choosing not to identify.
•In 2020, our CEO, Barry McCarthy, joined the CEO Action for Diversity and Inclusion coalition. The goal of the coalition is to create and maintain environments, platforms, and forums where all employees feel comfortable reaching out to colleagues to gain greater awareness of each other’s perspectives and experiences. With more than 1,000 CEOs in the coalition, work is focused on cultivating workplaces that support open dialogue on complex and sensitive conversations about equality and inclusivity.
•In 2020, we formed our Employee Resource Committee and established four employee resource groups (ERGs) dedicated to fostering inclusion and diversity. Since 2020, we have grown our programs and now offer ten ERGs, including for our African American; Pacific Islander, Middle Eastern, Asian; disabled (visible and invisible disabilities); Hispanic and Latino; veteran; LBGTQI+; those affected by cancer; parent; emerging leader; and women employee populations. Each group has a senior management-level leader who champions its cause and offers support. Since 2020, our ERGs have provided over 100 hours of programming, and hundreds of our employees regularly participate in ERG meetings and activities.
•We recognize Rev. Dr. Martin Luther King, Jr. Day, Juneteenth, and Veterans Day as company-wide holidays.
•Beginning in 2021, we added diversity to our formal strategic initiatives. As part of this commitment, we began including diversity measures in our Annual Incentive Plan.
•In 2020, we and our Deluxe Corporation Foundation (Foundation) partnered with the National Urban League and awarded a grant of $500,000 to be paid over three years. A one-year extension and additional $200,000 grant was approved in 2022 to be paid in 2023. Additionally, our leadership continues to work with the National Urban League to create targeted volunteer opportunities nationally to leverage our employees’ talents to support racial justice and equality.
•Since 2020, our Women’s ERG has hosted an annual “Unlocking Your Potential” conference, offering a free event targeted at women, but open for anyone looking to learn, grow, and get inspired through sessions ranging from resilience and wellbeing to inclusion and diversity.
•In 2022, we earned the honor of becoming a Yellow Ribbon Company, a designation awarded by the state of Minnesota to those companies meeting the top criteria for supporting veterans and their families.

•In 2022 and 2023, The Human Rights Campaign Foundation’s Corporate Equality Index recognized our company as a Best Place To Work For LGBTQ+ Equality.
•In 2023, we were named to the Forbes list of "America's Best Employers 2023." This prestigious award is selected through an independent survey based on employees' willingness to recommend their employer to family or friends.
Employee Wellbeing
Wellbeing in our organization is about having a holistic commitment to provide resources and support for our employees so that they can deliver for customers and shareholders. We listen to our employees, and we heard them when they asked for more help. Because of this, we increased our offering of programs to benefit our employees and support work environments that encourage growth, innovation, and productivity. Since 2022, our employees and eligible dependents enrolled in our medical plans all have access to telemedicine providers as part of those plans. In addition to telemedicine, our medical benefits include paying up to $10,000 for covered individuals to travel for plan-covered medical care not available near their homes. Other benefits include paid parental leave and infertility, adoption, and surrogacy assistance, along with a newly-created resource guide to assist employees with easily navigating our suite of resources. We also work with Care.com to offer services for employees to find tutors, nannies, children’s daycare, and eldercare, allowing employees to have access to back-up day care days for children, adults, and pets, expert assistance in finding care, and free on-demand tutoring for grades K-12 plus college. Through our W.R. Hotchkiss Foundation, we provide $1 million each year in scholarships for the dependents of our employees to continue their education in college or vocational programs. We offer an Employee Assistance Program through Magellan Health that offers employees and their household members free confidential counseling on issues such as managing stress, parenting, coping with grief, and working through life changes. We also offer employees tuition assistance and travel assistance, and qualified long-term employees have the opportunity to take a sabbatical. In 2023, we began offering unlimited flexible time off to our salaried employees. In 2023, we also provided the majority of our employees with LinkedIn Learning access to help them develop and enhance their skills as part of our career development initiatives. With our team of human resources business partners, we want to know how our employees feel and have started a twice per year employee listening campaign. By enabling our employees to thrive in their personal lives, we provide tools for our employees to best deliver for customers and shareholders while at work.
Investing in our Communities
Our partnerships and charitable work in the communities we serve are an integral part of our core values. This spirit of community is felt throughout our organization and is fostered by our paid volunteer time off (VTO) program for employees, which provides three paid VTO days per year. It is also reflected in our partnership with our Foundation, which enables employees, retirees, and our board members to donate to eligible non-profit organizations and receive a matching donation, dollar for dollar, up to a maximum $2,000 per person, per year. Our commitments go far beyond monetary donations. Several of our top executives serve on boards for not-for-profit organizations and other community organizations that align with our company values on diversity initiatives, rebuilding communities, and education. We also encourage our employees to become involved in their communities.
We continue our commitment to enriching our communities in the following ways:
•Since 1992, we have partnered with Junior Achievement chapters in our local communities to inspire and prepare young people to succeed. Junior Achievement provides school-aged children with lessons in financial literacy, work and career readiness, and entrepreneurship. We support Junior Achievement’s mission through Foundation grants, awareness, and employee volunteers. Hundreds of our employees have volunteered in local classrooms to make a profound difference to the youth in our communities.
•We have partnered with the American Red Cross for decades, organizing blood drives at our locations and hosting fundraisers and bake sales to help fund the American Red Cross to continue its mission of preventing and alleviating human suffering in the face of emergencies.
•In 2022, in partnership with Habitat for Humanity, we helped build new homes across the country, including inviting our technology partners to join us on a two-day build in Chaska, Minnesota.
•For Black History Month in 2022, we partnered with the Minnesota Timberwolves and Minnesota Lynx to film an original YouTube series called “The Come Up,” that focused on highlighting the significance of Black excellence and the importance of uplifting the Black community. This partnership, working with the Black Men’s Success Initiative, also included hosting a career development training camp designed to educate, inspire, and empower BIPOC and other historically marginalized youth and young adults.
•Through our annual employee giving campaign, employees pledged $110,000 in donations to eligible non-profit organizations, such donations to be made in 2024 via credit card or payroll deductions.

•Through our Foundation, in 2020, we partnered with Minnesota’s Metropolitan Economic Development Association (MEDA) and awarded a grant of $300,000 to be paid over three years. A one-year extension and an additional $100,000 grant was approved in 2022, which was paid in 2023. Our leadership continues to work with MEDA to help advance its mission of helping BIPOC entrepreneurs succeed.
•Through our Foundation, we partnered with the National Center for Civil and Human Rights, an Atlanta-based museum and human rights organization that promotes critical thinking and community engagement, and awarded a grant of $300,000 to be paid over three years. A one-year extension and additional $100,000 grant was approved in 2022 and paid in 2023. Notably, the National Center for Civil and Human Rights partners with the Auschwitz Institute for the Prevention of Genocide and Mass Atrocities to develop and provide a human rights-centric training program for law enforcement leadership and officers.
•In 2023, our employees contributed more than 23,000 hours to our local communities through our VTO program. Notably, our employees contributed more than 2,000 hours during National Service Week alone.
•We hosted onsite events to support the non-profit Meals from the Heart, in which employees in four of our locations packaged a total of more than 120,000 meals for those in need. Those meals were donated to local food shelves in the communities where we live and work.
•For Arbor Day 2023, we partnered with Neighborhood Forest to provide 1,000 trees for our employees to plant in their local communities.
•Each member of our communities is important to us, including those applying to work on our teams. In 2023, we were awarded the Talent Board Candidate Experience Award for the eleventh consecutive year, celebrating our commitment to improving, elevating, and promoting quality candidate experiences during our hiring process.
•The sixth season of our original series, “Small Business Revolution,” was nominated for a Daytime Emmy Award for Outstanding Lifestyle Series; at the time, the only show on Hulu to be nominated for a Daytime Emmy. Season six was especially important, as we brought the show home to Minneapolis and St. Paul, Minnesota, celebrating and sharing the stories of Black-owned business and entrepreneurs in our local communities.
Human Rights and Sourcing
We are aligned with the UN Guiding Principles on Business and Human Rights, and our Code of Ethics, Supplier Code of Ethics, and Slavery and Human Trafficking Statement set standards for our company, suppliers, and partners regarding our expectations around the protection of human rights. Our supplier base is large and complex, with hundreds of suppliers in more than 20 countries, and our Supplier Code of Conduct allows us to mitigate risk and hold our suppliers accountable for human rights standards. We expect all suppliers to uphold our Supplier Code of Conduct, and we enforce that code through our supplier audits and business decisions. Consistent with the rights we set forth in our Code of Conduct and our Supplier Code of Conduct, we
•prohibit forced labor and child labor;
•prohibit discrimination;
•maintain safe and healthy working conditions;
•seek to compensate employees fairly and in compliance with applicable wage, work hours, working conditions, overtime, sick time, and benefits laws; and
•respect the principles of freedom of associate and collective bargaining.
Trust, Security and Privacy
For over 100 years, Deluxe has been a trusted partner to organizations of all sizes, and we take this responsibility seriously. Our robust privacy and information security practices, policies, and controls help us ensure privacy and data security for our customers and shareholders. We have enterprise risk-based data privacy and cybersecurity programs dedicated to protecting our employee, customer, and partner data and other sensitive information. Our privacy policies, together with associated controls and procedures, provide a comprehensive framework to inform and guide the handling of data. These programs dovetail with our information security program in a manner designed to ensure that any data we handle remains protected. We employ an in-depth, defensive strategy, utilizing the concept of security layers and the CIA (confidential, integrity and availability) triad model. We have an enterprise risk management committee to oversee and advise on key risk areas of our organization. In the event a cybersecurity incident is identified, our Cybersecurity Incident Response team will act in accordance with our incident management plans to coordinate our response and communicate to our executive leadership team.

While every one of our employees plays a part in information security and data privacy, oversight responsibility is shared by our board and management:
•The board has primary oversight responsibility for information security, cybersecurity, and data privacy within our company’s overall risks.
•Members of management, including our Chief Technology and Digital Officer, Chief Information Security Officer and Chief Compliance Officer, along with senior members of our information security and compliance and privacy and legal teams, are responsible for identifying and managing risks related to these topics and reporting those risks and mitigation strategies to the board.
Our programs and practices for these areas include the following:
•Management provides regular updates to the board.
•We have invested significant resources to expand our security protective technologies, assess our program capabilities through proactive testing by internal teams and independent third parties, continuously monitor our environment for potential threats on a 24x7 basis, and perform security due diligence on key third parties in our supply chain.
•We protect Deluxe through our systems and processes. Using a combination of vendor and in-house technology, we operate a threat intelligence program that is well-positioned to identify and assess risk as well as investigate and respond to cyber threats presented to the organization.
•Our employees are regularly trained and tested on information security principles and processes. This includes annual training as well as ongoing practice and education to help employees identify suspicious activity and report it to the proper channels.
•Our information security team participates in risk-specific training exercises, including periodic tabletop exercises, breach simulations, and business continuity/disaster recovery drills. These activities allow the team to sharpen their skills, as well as stay up to date with emerging risks and trends in the cybersecurity space.
Sustainability
We care about sustainability and strive to factor it into everything we do. Protecting the environment and our shared future is key to our business and to delivering the products our customers need. Oversight of sustainability and our environmental stewardship practices resides with our board. Paper is the raw material we use the most in our manufacturing process. We source more than 90% of our paper from Forest Stewardship Council (FSC)-certified paper mills. FSC's standards expand protection of water quality, prohibit harvesting from rare old-growth forests, prevent the loss of natural forest cover, and prohibit the use of hazardous pesticides. Additionally, the vast majority of the products we produce are made from paper, allowing us to collect and recycle applicable production waste and paper trim and also allowing our customers to recycle our products back into the paper lifecycle.
We are proud that two of our facilities are certified through the Leadership in Energy and Environmental Design (LEED), a program used worldwide and developed by the U.S. Green Building Council to rate the design, construction, operation, and maintenance of green buildings. Our New York City facility is a LEED-certified gold building and our Minneapolis facility is a LEED-certified silver building.
We continue in our efforts to retrofit many of our facilities with more energy efficient options, including installing an energy-saving white roof on our Kansas City facility and building our office spaces in Atlanta and Minneapolis with LED lighting, daylight harvesting strategies, and optimized HVAC systems. In addition, we have pivoted from using custom inks in our manufacturing processes, instead using ink mixing systems which, along with the installation of digital presses, have reduced the time, energy, ink, paper, and waste required to provide our products to our customers.
Ethics and Compliance
For over 100 years, we have operated with a focus on our values. Through our steadfast commitment to "doing well by doing right," we display ethical behaviors every day that allow us to put our customers first, maintain confidentiality, sell responsibly, make good choices, respect one another, maintain a safe and healthy workplace, celebrate inclusion, diversity, and equity, respect human rights, compete fairly, avoid conflicts of interest, avoid bribery and corruption, follow trade laws, protect private information, ensure financial integrity, avoid insider trading, and communicate responsibly. We take reports of suspected violations of our Code of Ethics seriously. There are several reporting channels available to our employees beyond reporting directly to a manager, human resources, or the compliance team, including a private email address, a reporting hotline, and a website. The hotline and website reporting systems allow for anonymous reporting. Each report is documented and investigated, and our board reviews reporting trends and patterns every quarter. Every year our employees receive formal ethics and compliance training to ensure we all know and understand our responsibilities so that we can deliver for shareholders. In addition to annual training, employees receive monthly compliance and ethics newsletters and reminders, as well as quarterly updates on new laws and regulations. Additionally, our anti-corruption program includes annual employee training and reference materials. Finally, we assess our third-party suppliers for anti-corruption risk as part of our standard third party risk management program.

Meeting and Voting Information
What is the purpose of the annual meeting?
At our annual meeting, the board will ask shareholders to vote on the matters disclosed in the Notice of Annual Meeting of Shareholders. We will also consider any other business that may be properly presented at the meeting (although we are not expecting any other matters to be presented).
How can I attend the meeting?
You can attend the meeting online by logging on our virtual forum at www.virtualshareholdermeeting.com/DLX2024 and following the instructions provided on your proxy card, voter instruction card, or Internet Notice.
To participate in the annual meeting, you will need the 16-digit control number included on your proxy card, voter instruction card, or Internet Notice. If you do not have this control number at the time of the meeting, you will still be able to attend as a guest, but you will not be able to vote or ask questions.
Why is Deluxe holding a virtual annual meeting?
We are holding a virtual meeting again this year because we believe a virtual meeting provides ease of access, real-time communication, and cost savings for our shareholders and the company, and facilitates shareholder attendance and participation from any location.
How will the meeting be conducted?
The meeting will be conducted online, in a fashion similar to an in-person meeting. You will be able to attend the meeting online, vote your shares electronically, and submit your questions during the meeting by visiting our virtual forum at www.virtualshareholdermeeting.com/DLX2024 and following the instructions on your proxy card, voter instruction card, or Internet Notice. The meeting will begin promptly at 3:00 p.m. CDT. We encourage you to access the meeting prior to the start time. Online check-in will begin at 2:30 p.m. CDT, and you should allow ample time for the check-in procedures.
How can I ask questions during the meeting?
You may submit questions in real time during the meeting through the virtual forum. We are committed to acknowledging each appropriate question we receive in the order that it was received, with a limit of one question per shareholder until we have allowed each shareholder to ask a question. We will allot approximately 15 minutes for questions during the meeting. Submitted questions should follow our Rules of Conduct in order to be addressed during the meeting. Our Rules of Conduct will be posted on the forum. Answers to appropriate questions not addressed during the meeting will be posted following the meeting on the investor relations page of our website.
What can I do if I need technical assistance during the meeting?
If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual forum log-in page.
If I can’t attend the meeting, how do I vote or listen to it later?
You do not need to attend the virtual meeting to vote if you submitted your vote via proxy in advance of the meeting. A replay of the meeting, including the questions answered during the meeting, will be available on www.deluxe.com through May 17, 2024.
Who is entitled to vote at the meeting?
The board has set February 26, 2024, as the record date for the meeting. If you were a shareholder of record at the close of business on February 26, 2024, you are entitled to vote at the meeting. You have one vote for each share of common stock you held on the record date. Cumulative voting for the election of directors is not permitted. As of the record date, 44,028,722 shares of our common stock were outstanding. We do not have any other class of capital stock outstanding.

How many shares must be present to hold the meeting?
A quorum is necessary to hold the meeting and conduct business. The presence of shareholders who can direct the vote of at least a majority of the outstanding shares of common stock as of the record date is considered a quorum. A shareholder is counted present at the meeting if the shareholder (1) is present and votes at the virtual meeting, or (2) has properly submitted a proxy or voted by telephone or the Internet. If you vote "WITHHOLD" or "ABSTAIN," your shares will still be counted as present at the meeting for the purposes of determining a quorum.
What is the difference between a shareholder of record and a "street name" holder?
If your shares are registered directly in your name with our transfer agent, EQ Shareowner Services, you are considered the shareholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trustee, or other nominee, you are still considered the beneficial owner of the shares, but your shares are deemed to be held in "street name."
Who pays the cost of proxy preparation and solicitation?
We pay for the cost of proxy preparation and solicitation, including the charges and expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners. We are soliciting proxies primarily by use of the Internet. In addition, our directors, officers, and employees may solicit proxies personally or by email, mail, or telephone. These individuals receive no additional compensation for these services.
How many votes are required to approve each item, and how does the Board recommend that I vote?

Proposals	Votes Required	Voting Options	Board Recommendation	Broker Discretionary Voting Allowed [1]	Effect of Withhold Vote/ Abstention	Effect of Broker Non-Vote [1]
Item 1. Election of the eight directors listed in this Proxy Statement	Plurality of the votes present and entitled to vote on this item [2]	For or withhold	"FOR" each director nominee	No	Directors who receive more "WITHHOLD" votes than "FOR" votes must tender their resignation	None
Item 2. Advisory vote to approve compensation of our named executive officers	Majority of votes present and entitled to vote on this item [3]	For, against, or abstain	"FOR"	No	Same as an "AGAINST" vote	None
Item 3. Ratification of the appointment of PricewaterhouseCoopers LLP as Deluxe’s independent registered public accounting firm for the fiscal year ending December 31, 2024	Majority of votes present and entitled to vote on this item [3]	For, against, or abstain	"FOR"	Yes	Same as an "AGAINST" vote	Not applicable
(1)If you are a beneficial owner but not the record holder, you generally cannot vote your shares directly and must instead instruct your broker, trustee, bank or nominee how to vote your shares using the voting instruction form provided by that intermediary party. If you do not provide voting instructions, whether your shares can be voted by this party depends on the type of matter being considered. If this party does not have discretion to vote your shares, your shares will not be voted unless you provide instructions. Broker non-votes will generally have no effect in determining whether any proposals to be voted on at the meeting are approved.
(2)A plurality means that the eight nominees receiving the most votes will be elected. In an uncontested election of directors, our Corporate Governance Guidelines require that if an incumbent director receives more "WITHHOLD" votes than "FOR" votes in this type of an election, that director nominee must tender his or her resignation to the board following the certification of the shareholder vote. The Corporate Governance Committee must then make recommendations to the board as to whether to accept the letter of resignation, and the board must take action with respect to this recommendation and disclose its decision-making process.
(3)This amount must be a least a majority of the minimum number of shares entitled to vote that would constitute a quorum. "Shares present" includes shares represented by attendance or by proxy at the virtual annual meeting.
How do I vote my shares?
We are mailing the Internet Notice on or about March 11, 2024 to shareholders of record. If your shares are held in street name, your broker or other agent is responsible for sending you an Internet Notice. You will not receive a printed copy of these proxy materials unless you request to receive these materials in hard copy by following the instructions provided in the Internet Notice. Instead, the Internet Notice will instruct you how to access and review all the important information contained in these proxy materials, and how to vote. If you received an Internet Notice by mail and would like to receive a printed copy of these proxy materials, you should follow the instructions for requesting such materials included in the Internet Notice.

Voting Methods
	Step-by-Step Instructions	Voting Deadline
Internet
Instructions can be found on the Internet Notice. The Internet procedures are designed to (1) verify your identity, (2) provide voting instructions, and (3) confirm those voting instructions have been properly recorded
•Go to www.proxyvote.com
•You will need the 16-digit control number on your Internet Notice, proxy card or voter instruction card
•11:59 p.m. EDT on April 24, 2024 •Internet voting is available 24 hours a day
Telephone
The telephone procedures are designed to (1) verify your identity, (2) provide voting instructions, and (3) confirm those voting instructions have been properly recorded
•Call 800-690-6903 (toll-free)
•You will need the 16-digit control number on your Internet Notice, proxy card or voter instruction card
•11:59 p.m. EDT on April 24, 2024 Telephone voting is available 24 hours a day
Mail
This option is available only if you receive a paper proxy card or receive a voting instruction card.

If you own your shares directly:
•Complete, sign, and date the proxy card
•Mail it in the pre-addressed envelope that accompanies the proxy card

If you own your shares in street name:
•Request a voting instruction card according to the instructions on the Internet Notice provided to you by your broker or other agent
•Complete, sign, and date the voting instruction card provided by the broker or other agent
•Mail the voting instruction card in the pre-addressed envelope provided

•Directly-Held Shares: Proxy cards must be received before April 25, 2024 (date of the annual meeting) in order for the shares to be timely voted
•Shares Held in Street Name: Voting instruction cards must be received before the date specified on the voting instruction card in order for the shares to be timely voted

At the virtual meeting	If you attend the virtual meeting, you will be able to vote online at www.virtualshareholdermeeting.com/DLX2024	•April 25, 2024 until the voting polls are announced closed
What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials?
It means you hold shares registered in more than one account. To ensure that all of your shares are voted, if you vote by telephone or the Internet, vote once for each Internet Notice you receive. If you wish to consolidate your accounts, please contact our stock transfer agent, EQ Shareowner Services, at P.O. Box 64874, St. Paul, MN 55164 or by toll-free telephone at (800) 401-1957. You also may receive a "voting instruction" card, which looks very similar to a proxy card. Voting instructions are prepared by brokers, trustees, banks or nominees for shareholders who hold shares in street name.
What if I submit my proxy but do not specify how I want my shares voted?
If you vote your shares directly (as opposed to voting through a broker or other intermediary) and do not specify on your proxy card (or when giving your proxy by telephone or the Internet) how you want to vote your shares, the proxy holder will vote them as the board recommends as outlined above.
Can I change my vote?
Yes. If you attend the virtual meeting, whether you are a shareholder of record or hold your shares in street name, you may change your vote online during the meeting (attendance will not, by itself, revoke a proxy). If you are a shareholder of record, you can change your vote and revoke your proxy at any time before it is voted at the meeting in any of the following ways:
•by sending a written notice of revocation of your proxy to our Corporate Secretary;
•by submitting another properly signed proxy card at a later date to our Corporate Secretary; or
•by submitting another proxy by telephone or the Internet at a later date.
If you hold your shares in street name, you must follow the voting instructions provided to you by your broker, trustee, bank or nominee.

ITEM 1: ELECTION OF DIRECTORS
Nominees for Election
There are currently nine individuals serving on our board. Each director's term expires as of the date of the annual meeting of shareholders. Don McGrath is not standing for re-election at the meeting, as our Corporate Governance Guidelines provide that non-employee directors generally should not be nominated for re-election after turning 75. The board recommends that the eight individuals presented on the following pages, all of whom are current directors, be elected to serve on the board until the 2025 annual meeting of shareholders. With the exception of Mr. McCarthy, who serves as our President and CEO and therefore is not independent, all nominees have been determined by the board to meet the independence standards of the New York Stock Exchange (NYSE) (see the discussion of Director Independence in the "Board Structure and Governance" section of this Proxy Statement). Each of the individuals listed below has consented to being named as a nominee in this Proxy Statement and has indicated a willingness to serve if elected. However, if any nominee becomes unable to serve before the election, the shares represented by proxies may be voted for a substitute designated by the board, unless a contrary instruction is indicated in the proxy card.
Pursuant to our Corporate Governance Guidelines, at any shareholder meeting at which directors are subject to an uncontested election (i.e., an election where the only nominees are those recommended by the board), any nominee for director who receives a greater number of "WITHHOLD" votes from his or her election than "FOR" votes shall submit to the board, within five (5) business days of certification of the shareholder vote by the Inspector of Elections, a written offer to resign from the board. The Corporate Governance Committee shall promptly consider the resignation offer and recommend to the full board whether to accept it. The board will act on the Corporate Governance Committee’s recommendation within 90 days following the certification of the shareholder vote by the Inspector of Elections, which action may include, without limitation, acceptance of the offer of resignation, adoption of measures intended to address the perceived issues underlying the vote, or rejection of the resignation offer. Thereafter, the board will disclose its decision whether to accept the director’s resignation offer and the reasons for rejecting the offer, if applicable, in a Current Report on Form 8-K to be filed with the United States Securities and Exchange Commission (SEC) within four business days after the board’s determination.
The board recommends that you vote "FOR" the election of each of the following nominees:

William C. Cobb Chairman and CEO, Frontdoor, Inc. Director since: 2020 Age: 67 Independent: Yes
Background
•Chief Executive Officer (since June 2022), director, and Chairman (since 2018) of Frontdoor, Inc., a provider of home service plans (Nasdaq: FTDR)
•Served as President and Chief Executive Officer of H&R Block, Inc. from 2011 to 2017, where he was also a director
•Held various leadership positions at eBay Inc., including President, eBay North America Marketplaces
•Served in various senior sales and marketing positions with PepsiCo, Inc.
Qualifications
•Extensive background in marketing, technology, and digital commerce, which will assist us as we continue to transform our company, particularly in the areas of Data Solutions
•As a public-company CEO at Frontdoor and H&R Block, he has dealt with a broad range of human capital management, environmental, and social issues, and assumed responsibility for enterprise risk management
•His history of service on public company boards, as well as his executive leadership roles with Frontdoor, H&R Block, eBay and PepsiCo, make him uniquely qualified to advise on an array of matters facing public companies
Committees: Audit and Finance; Corporate Governance

Paul R. Garcia Retired Chairman and CEO, Global Payments Inc. Director since: 2020 Age: 71 Independent: Yes
Background
•Retired Chairman and Chief Executive Officer of Global Payments Inc., a publicly traded, leading provider of credit card processing, check authorization, and other electronic payment processing services, from 2001 to 2014
•Former President and CEO of NaBanco, an electronic credit card processor
Qualifications
•As a pioneer in the financial services industry, he has extensive experience in the payments space, which is one of our major strategic areas of focus
•Currently serves on the boards of directors of Repay Holdings Corporation (Nasdaq: RPAY) and United Health Group (NYSE: UNH)
Committees: Compensation and Talent (Chair); Audit and Finance

Cheryl E. Mayberry McKissack CEO of Nia Enterprises LLC Director since: 2000 Independent Chair since: 2019 Age: 68 Independent: Yes
Background
•Independent Chair of Deluxe since 2019
•Chief Executive Officer (2000-present) of Nia Enterprises LLC, a Chicago-based marketing, entrepreneurial business, and digital consulting firm, and President, Board Member, and co-owner of privately held Black Opal Inc., a cosmetics and skin care firm consisting of two brands, Black Opal and Fashion Fair cosmetics, co-owned under Nia Enterprises LLC
•CEO of Ebony Media Operations LLC (May 2016-March 2017), a print and media company
•COO of Johnson Publishing Company (JPC) and President of its affiliate, JPC Digital (2013-2016)
•Provided project support to JPC under a consulting relationship between Nia Enterprises and JPC prior to her appointment as COO and President of JPC Digital, including launching the ebony.com website and several other transformational digital and business projects
•Served as the Worldwide Senior Vice President and General Manager for Open Port Technology and was Vice President for the Americas and a founding member of the Network Systems Division for 3Com (formerly U.S. Robotics)
Qualifications
•Regarded as an expert on entrepreneurship and the art of selling; author of the book, The Entrepreneurial Sell, published in 2018
•Associate Adjunct Professor of Entrepreneurship at the Kellogg School of Business, Northwestern University, where she lectured for 10 years (2005-2015)
•As a successful entrepreneur and digital technology executive, brings a unique perspective to the board
•Given that two of our segments are Data Solutions and Promotional Solutions, her experience in SaaS marketing and new media solutions is a valuable complement to the skills she brings to the board as a small business owner and former executive of several technology and new business ventures
Committees: Compensation and Talent; Corporate Governance

Barry C. McCarthy President and CEO of Deluxe Corporation Director since: 2018 Age: 60 Independent: No
Background
•President and CEO of Deluxe Corporation since 2018
•Served in various senior executive positions during the previous 14 years, most recently, from 2014 to 2018, as Executive Vice President and Head of Network and Security Solutions, a $1.5 billion publicly reported segment of First Data Corporation, a financial services company since acquired by Fiserv Inc.
Qualifications
•Sole member of our management represented on the board
•Leads the development and execution of our strategies by drawing on his strong background in product development, sales, payments, marketing, and technology innovation
•Significant experience leading corporate transformations
•Accomplished executive and financial technology leader with an extensive track record of developing and building innovative, tech-enabled solutions
Committees: None

Thomas J. Reddin Managing Partner of Red Dog Ventures LLC Director since: 2014 Age: 63 Independent: Yes
Background
•Principal of Red Dog Ventures LLC, a venture capital and advisory firm for early stage digital companies, which he founded in 2007, and of which he has been the Managing Partner since 2009
•Served as the Chief Executive Officer (2008-2009) of Richard Petty Motorsports
•Chief Marketing Officer (1999-2000); President and Chief Operating Officer (2000-2005); and Chief Executive Officer (2005-2007) of LendingTree.com, an online lending exchange
Qualifications
•17 years of experience in the consumer goods industry, including 12 years at Kraft General Foods and five years at Coca-Cola USA, where he managed the Coca-Cola® brand as Vice President of Consumer Marketing and played a lead role in the introduction of bottled water in the U.S. market
•Brings a wealth of experience in data and data analytics, cyber security, digital marketing, e-commerce, and product management, all of which are central to our growth strategy
•His certification in Cybersecurity Risk Oversight, which he received from the Software Engineering Institute at Carnegie Mellon University and the National Association of Corporate Directors, and his prior position as the CEO of LendingTree.com, give him a valuable perspective in assisting with the board's oversight of our information security program
•His extensive leadership experience, including serving on multiple public company boards and audit, compensation, nominating, and governance committees, further qualify him for his role as a member of the board
•Currently serves on the boards of directors of Asbury Automotive Group, Inc. (NYSE: ABG), where he serves as Chair of the Board, Tanger Factory Outlet Centers, Inc. (NYSE: SKT), where he serves as Chair of the Compensation Committee, and previously served on the boards of Premier Farnell PLC, Valassis Communications, Inc. and R.H. Donnelley Corporation
Committees: Compensation and Talent; Corporate Governance

Martyn R. Redgrave Managing Partner and CEO of Agate Creek Partners LLC Director since: 2001 Age: 71 Independent: Yes
Background
•Managing Partner and CEO of Agate Creek Partners LLC, a professional governance and consulting services company he cofounded in 2014
•Executive Vice President and Chief Administration Officer (2005-2012), Chief Financial Officer (2006-2007), and Senior Advisor (2012-2014) to L Brands, Inc. (formerly known as Limited Brands, Inc.), one of the world’s leading personal care, beauty, intimate apparel and specialty apparel retailers
Qualifications
•Served as Independent Chairman of our board (2012-2019)
•In addition to bringing extensive operations management experience and financial and accounting acumen to the board, his background in overseeing the reporting systems and controls of complex business operations is particularly relevant to the work of our board
•Throughout his career, has had direct involvement with matters similar to those encountered by our company, such as operations management, financial reporting and controls, enterprise risk management, information technology systems, data management and protection, and access to capital markets
•Supervised CIOs and CISOs in large public and private companies as they dealt with various cybersecurity matters. Also has experience supervising legal, risk management, and compliance functions in connection with global risk management, supply chain, and ESG matters
•His background also includes mergers and acquisitions and financial analysis, continuing areas of importance for us
•Currently serves on the board of directors of Igniting Consumer Growth Acquisition Company Limited, a special purpose acquisition company focused on consumer facing companies
•Served on the boards of directors of Francesca's Holdings Corporation (2015-2021) and Popeye's Louisiana Kitchen, Inc. (2013-2017, when the company was sold)
Committees: Audit and Finance; Corporate Governance

John L. Stauch President and CEO of Pentair plc Director since: 2016 Age: 59 Independent: Yes
Background
•Since 2018, President and Chief Executive Officer and a director of Pentair plc (NYSE: PNR), a leading water treatment company; served as Pentair's Executive Vice President and Chief Financial Officer from 2007-2018
•Chief Financial Officer of the Automation and Control Systems unit (2005-2007) of Honeywell International, Inc.
•Served as Chief Financial Officer and Information Technology Director of PerkinElmer Optoelectronics and various executive, investor relations and managerial finance positions within Honeywell International, Inc. and its predecessor AlliedSignal, Inc. (1994-2005)
Qualifications
•His role as President and CEO of Pentair plc, and his prior service as CFO of Pentair for 11 years, renders him a financial expert, and he has extensive direct experience with many aspects of public company strategy and operations
Committees: Audit and Finance (Chair); Compensation and Talent

Telisa L. Yancy Group President, American Family Insurance Director since: 2021 Age: 57 Independent: Yes
Background
•Group President of American Family Insurance, a property/casualty insurance group, since January 2023
•Previous positions at American Family include serving as President, Direct to Consumer from 2021 to 2023, Chief Operating Officer Agency Business from 2019 to 2021, and Chief Marketing Officer from 2015 to 2019
•Held general management, sales, marketing, and operations leadership positions in a variety of industries
Qualifications
•Her background in understanding customers, products, and digital ecosystems enables her to provide guidance as we continue to transform our business and encourage cross-selling of products and services across our segments
•Her operations leadership experience allows her to advise on customer service, operations, marketing, technology, and sales initiatives
•Currently serves as a director of American Family Insurance and of the American Property and Casualty Insurance Association
Committees: Audit and Finance; Compensation and Talent

Director Skills, Experience, Background and Tenure
We operate in highly competitive markets characterized by rapidly evolving technologies and exposure to business cycles. Along with our board, our Corporate Governance Committee is responsible for assessing the appropriate skills, experience, and background that we seek in board members in the context of our business and the existing composition of our board. This assessment includes numerous factors, including, but not limited to, the following:
•independence;
•relevant skills and expertise; and
•diversity of background and experience.
Our board determines whether a nominee's background, experience, personal characteristics, and skills will advance the goal of creating and sustaining a board that can support and oversee our company's complex activities. Our board is committed to actively seeking superior, diverse director candidates for consideration and invites candidates to self-identify diversity in their background, including gender, sexual orientation, race, or ethnicity, as well as diversity in their work experiences. As set forth in our Corporate Governance Guidelines, the committee and the board periodically review and assess the effectiveness of the practices used in considering potential director candidates. Following this process has ensured that our board is comprised of experienced leaders with a combination of the skills and business expertise necessary to provide appropriate oversight, critical viewpoints, and guidance to a transforming business.
If all of the nominees are elected to the board, after the 2024 annual meeting of shareholders, our directors will have served an average of approximately ten years on the board, ranging from three years to 24 years of board service. This mix of tenure on the board is intended to support the view that the board as a whole represents a "portfolio" of new perspectives and deep institutional knowledge.

BOARD STRUCTURE AND GOVERNANCE
Corporate Governance at Deluxe
We understand that corporate governance practices change and evolve over time, and we seek to adopt and use practices that we believe will be of value to our shareholders and will positively aid in the governance of our company. Below is a summary of our governance practices.

Independent Board	•Seven of our eight director nominees are independent
Board Diversity	•Two of our director nominees self-identify as African-American, one as Hispanic, and two are female
Independent Chair of the Board
•Acts as a liaison between management and the board
•Provides independent advice and counsel to the President and CEO
•In concert with the President and CEO, develops and sets the agenda for meetings of the board and annual meetings of shareholders
•Calls special meetings of the board when appropriate
•Ensures that the independent directors hold executive sessions and presides over these sessions

Annual President and CEO Evaluation and Succession Planning
•The board annually evaluates the President and CEO's performance
•The board annually conducts a rigorous review and assessment of the succession planning process for the President and CEO and other executive officers

Annual Director Election and Outside Board Service	•Each director is elected on an annual basis •Currently, no director serves on more than two other public company boards, and our President and CEO does not serve on any other public company boards
Director Stock Ownership
•Within five years after initial appointment or election to the board, each independent director is required to own our common stock with a market value of at least five times the director's annual cash retainer

Stock Hedging and Pledging Policies
•Our insider trading policy bars our directors and executive officers from owning financial instruments or participating in investment strategies that hedge the economic risk of owning our stock
•We prohibit executive officers and directors from pledging our securities as collateral for loans (including margin loans)

No “Poison Pill”	•We do not have a "poison pill" in place
Risk Management
•We have a rigorous enterprise risk management (ERM) program targeting controls over operational, financial, legal/regulatory compliance, reputational, technology, privacy, data security, strategic, change management, and other risks that could adversely affect our business, which also includes crisis management and business continuity planning

Board Effectiveness Reviews	•We conduct annual self-assessments of the board and each of its committees, and from time to time include in that process independent third-party effectiveness reviews of the board
Board Oversight and Director Independence
Our businesses, property, and affairs are managed under the general direction of our board. In providing this oversight, the board adheres to a set of Corporate Governance Guidelines designed to ensure that the board has access to relevant information and is structured and operates in a manner allowing it to exercise independent business judgment.
A critical component of our corporate governance philosophy is that a majority of our directors meet strict standards of independence, meaning that they have no relationship with our company, directly or indirectly, that could impair their ability to make objective and informed judgments regarding all matters of significance to us and our shareholders. The listing standards of the NYSE require that a majority of our directors be independent, and that our Audit and Finance, Compensation and Talent, and Corporate Governance Committees be comprised entirely of independent directors. In order to be deemed independent, a director must be determined by the board to have no material relationship with us other than as a director. In accordance with the NYSE listing standards, our board has adopted formal Director Independence Standards setting forth the specific criteria by which the independence of our directors is determined. These standards include restrictions on the nature and extent of any affiliations that directors and their immediate family members may have with us, our independent registered public accounting firm, or any commercial or not-for-profit entity with which we have a relationship, and also require consideration of any other relationship that may impair independence. Consistent with regulations issued by the SEC and NYSE listing standards, our Director Independence Standards also have heightened standards for Audit and Finance Committee and Compensation and Talent Committee members. The complete text of our Director Independence Standards is posted on our website at www.investors.deluxe.com/governance/governance-documents.

Following its assessment, the board has determined that every director and nominee, with the exception of Mr. McCarthy, satisfies our Director Independence Standards. The board has also determined that each member of its Audit and Finance, Compensation and Talent, and Corporate Governance Committees is independent.
Corporate Governance Guidelines
Our board has adopted a set of Corporate Governance Guidelines to assist it in carrying out its oversight responsibilities. These guidelines address a broad range of topics, including director qualifications, director nomination processes, director retirement policies, board and committee structure and processes, director education, CEO evaluation, management succession planning, and conflicts of interest. Investors may find these guidelines on our website at www.investors.deluxe.com/governance/governance-documents.
Board Effectiveness and Evaluations
Our board and each of its committees conducts an annual self-evaluation of its performance and processes, all of which is overseen by the board's Corporate Governance Committee. These evaluations are designed to ensure that the board and its committees are functioning effectively and to identify any issues or potential areas for improvement. In addition, from time to time, the board undergoes an effectiveness evaluation conducted by an independent, third-party governance expert.
Code of Ethics
All of our directors and employees, including our NEOs, are required to comply with our Code of Ethics to help ensure that our business is conducted in accordance with applicable legal and ethical standards. Our Code of Ethics is designed to require strict adherence to the letter and spirit of all laws and regulations applicable to our business, and addresses professional conduct, including customer relationships, respect for coworkers, conflicts of interest, insider trading, the integrity of our financial recordkeeping and reporting, and the protection of our intellectual property and confidential information. Employees are required to report any violations or suspected violations of the Code of Ethics to management or our legal department, or by using our confidential, third-party ethics and compliance hotline. The full text of our Code of Ethics is posted on our website at www.investors.deluxe.com/governance/governance-documents. The Code of Ethics is available in print, free of charge, to any shareholder who submits a request to our Corporate Secretary at Deluxe Corporation, 801 Marquette Avenue South, Minneapolis, Minnesota 55402.
Policies and Procedures with Respect to Related Person Transactions
The board has adopted a written policy under which the Audit and Finance Committee is responsible for reviewing and, as appropriate, approving any proposed related person transactions. Specifically, the policy requires that any transaction: (a) involving our company; (b) in which any of our directors, nominees for director, executive officers, or greater than five percent shareholders, their immediate family members, or the associates of these persons have a direct or indirect material interest; and (c) where the amount involved exceeds $120,000 in any fiscal year, be approved in advance by the Audit and Finance Committee. A related party transaction may only be approved if the transaction is determined to be consistent with the best interests of the company and its shareholders. In determining whether to approve such transaction, the committee must consider, in addition to other factors deemed appropriate, whether the transaction is on terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The committee has the discretion to impose such conditions as it deems necessary and appropriate on the company or the related person in connection with the transaction. No director may participate in any review or approval of any transaction if he or she, or his or her immediate family member, has a direct or indirect material interest in the transaction. There have been no related person transactions since the beginning of 2023 that require disclosure and approval under this policy.
Board Composition and Qualifications
Our Corporate Governance Committee oversees the process for identifying, evaluating and recommending the nomination of candidates for the board. While not maintaining a specific policy on board diversity requirements, we do believe that our directors should have diverse backgrounds and possess a variety of qualifications, experience, and knowledge that complement the attributes of other board members and enable them to contribute effectively to the board's oversight role, and we invite candidates to self-identify diversity in their background, including gender, sexual orientation, race, or ethnicity, as well as diversity in their work experiences. We also believe that a predominance of board members should have a background in business, including experience in markets served by us or in which we are developing product and service offerings, and we recognize the benefit of board members having an understanding of the methods by which other boards address issues common to publicly traded companies. We also believe the board should include both actively employed and retired senior corporate officers, and that the board should include directors with a mix of tenures. The board believes that the diverse mix of skills, qualifications and experience represented by the nominees (as addressed more fully above under "Director Skills, Experience, Background and Tenure"), as well as its ongoing evaluation and continuous improvement processes (discussed above under "Board Effectiveness and Evaluations"), enables the board to perform its responsibilities effectively.
The board has established the following specific guidelines for nominees to the board:
•A majority of the board must be comprised of independent directors, the current standards for which are discussed above under "Board Oversight and Director Independence."
•Non-employees should generally not be nominated for re-election to the board after their 75th birthday.
•A non-employee director who ceases to hold the principal employment position held at the time of election to the board, or who has a significant change in position, must offer to resign from the board. The Corporate Governance Committee will then consider whether the change of status is likely to impact the director's qualifications and make a recommendation to the board as to whether the resignation should be accepted.
•Management directors who terminate employment with our company or experience a reduction in employment level, position, or responsibilities, must offer to resign from the board. The board will then decide whether to accept the director's resignation, provided that no more than one former CEO of the company should serve on the board at any one time.
Director Selection Process
All board members are elected annually by our shareholders, subject to the board's right to fill vacancies in existing or new director positions on an interim basis. Based on advice from the Corporate Governance Committee, each year the board recommends a slate of nominees to be presented for election at the annual meeting of shareholders.
The Corporate Governance Committee considers candidates recommended by members of the board or recommended by our shareholders, and the committee reviews such candidates in accordance with our bylaws and applicable legal and regulatory requirements. Candidates recommended by our shareholders are evaluated using the same criteria and same procedures as candidates recommended by board members. In order for such shareholder recommendations to be considered, shareholders must provide the Corporate Governance Committee with sufficient written documentation to permit a determination by the board as to whether a candidate meets the required and desired director selection criteria and our Corporate Governance Guidelines applicable to directors, as outlined above. Such documentation and the name of the recommended director candidate must be sent by mail to our Corporate Secretary in care of Deluxe Corporation, 801 Marquette Avenue South, Minneapolis, Minnesota 55402. Our Corporate Secretary will send properly submitted shareholder recommendations to the Chair of the Corporate Governance Committee for consideration.
Our bylaws require any shareholder wishing to formally nominate a candidate at the annual meeting of shareholders to give written notice of the nomination to our President and CEO or Corporate Secretary no later than 90 days prior to the first anniversary of the previous year's annual meeting. Because the advance notice provisions of our bylaws require earlier notice than what is required by Rule 14a-19, any notice being provided under Rule 14a-19 must also be submitted in accordance with the deadlines set forth in the preceding sentence. The shareholder must attend the meeting with the candidate and propose the candidate's nomination for election to the board at the meeting. In addition to certain information about the shareholder, as described in our bylaws, the shareholder's notice must set forth as to each nominee: 1) the name, age, business address and residence address of the person; 2) the principal occupation or employment of the person; 3) the number of shares of our stock owned by the person; 4) the written and acknowledged statement of the person that such person is willing to serve as a director; and 5) any other information relating to the person that would be required to be disclosed in a solicitation of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the Exchange Act), if the election of the candidate had been solicited by or on behalf of the board. In addition, shareholders who intend to solicit proxies in support of director nominees other than company nominees for the 2025 Annual Meeting must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act and complies with all other requirements under Rule 14a-19, including the minimum solicitation requirements. No shareholders submitted director nominations in connection with this year's meeting. Any shareholders desiring to present a candidate at the 2025 annual meeting of shareholders must furnish the required notice no later than January 25, 2025.
When a vacancy or a new position on the board needs to be filled, the President and CEO, in consultation with the Chair of the Corporate Governance Committee, drafts a profile of the candidate believed to provide the most meaningful contribution to the board as a whole. The profile is submitted to the committee, or its nominee, for approval. In order to properly staff its various committees and support its succession planning initiatives, the board currently believes that a board consisting of eight to eleven directors is the optimal size. Historically, we have engaged a third-party search firm to assist us in identifying suitable candidates for open director positions. The firm selected, as well as the specific terms of the engagement, are based on specifically established search criteria. Members of the board also are given the opportunity to submit names of potential candidates based on the profile developed. Each candidate is subject to an initial screening process after which the selected candidates are interviewed. The independent Chair of the Board, the President and CEO and at least a majority of the committee interviews each selected candidate and, concurrently with the interviews, the candidate must confirm his or her availability for regularly scheduled board and committee meetings. The committee also assesses each candidate's potential conflicts of interest and the ways in which the candidate's qualifications, experience, and knowledge complement those of existing members of the board. The committee reviews the interviewers' reports and recommendations and makes the final determination as to which candidates are recommended for election to the board. Depending on when suitable candidates are identified, the board may decide to appoint a new director to serve on the board until the next annual meeting of shareholders.
Meetings of the Board of Directors
There were six meetings of the board in 2023. Each director attended, in person, virtually, or by telephone, at least 75 percent of the aggregate of all meetings of the board and its committees on which such director served during the year. It is our policy that directors attend our annual shareholder meetings. All of our directors who served on the board at the time attended our virtual annual shareholder meeting in 2023.
Board Responsibilities
The board oversees, counsels, and directs management in the long-term interests of our company and our shareholders. The board's responsibilities include:
•overseeing the conduct of our business and the assessment of enterprise risks to evaluate whether the business is being properly managed;
•reviewing and approving our major financial objectives, strategic and operating plans, and other significant actions;
•planning for President and CEO succession and monitoring succession planning for other executive officers; and
•overseeing our processes for maintaining the integrity of our financial statements and other public disclosures, as well as our compliance with law and our Code of Ethics.
The board and its committees meet throughout the year on a set schedule, hold special meetings, and act by written consent from time to time, as appropriate. At each board meeting, time is reserved for the independent directors to meet without management present. Officers and members of management regularly attend board meetings to present information on our business and strategy.
Committee Membership and Responsibilities
The board assigns responsibilities and delegates authority to its committees, and these committees regularly report on their activities and actions to the board. Effective October 2023, the board combined the Audit Committee and Finance Committee. As such, the board now has three standing committees: Audit and Finance, Compensation and Talent, and Corporate Governance. Each committee may engage outside experts, advisors, and counsel to assist the committee in its work. Each committee has a written charter approved by the board. We post each charter on our website at www.investors.deluxe.com/governance/governance-documents. A copy of each charter is available upon request by contacting our Corporate Secretary, Deluxe Corporation, 801 Marquette Avenue South, Minneapolis, Minnesota 55402. The following table identifies the current committee members as of the date of this Proxy Statement.

Name	Audit and Finance	Compensation and Talent	Corporate Governance
William C. Cobb	✓		✓
Paul R. Garcia	✓	C
Cheryl E. Mayberry McKissack		✓	✓
Barry C. McCarthy
Don J. McGrath	✓		C
Thomas J. Reddin		✓	✓
Martyn R. Redgrave	✓		✓
John L. Stauch	C	✓
Telisa L. Yancy	✓	✓
✓ Committee Member      C Committee Chair

The following tables provide a summary of each committee's responsibilities, the number of meetings held by each committee during the last fiscal year and the names of the directors who served on each committee at fiscal year end.

Audit and Finance Committee
Number of meetings in 2023: 8
(3 separate Finance Committee meetings prior to combining the two committees)

Directors who serve on the committee:

John L. Stauch, Chair
William C. Cobb
Paul R. Garcia
Don J. McGrath
Martyn R. Redgrave
Telisa L. Yancy

•Subject to ratification by our shareholders, appoints the independent registered public accounting firm and oversees its work
•Pre-approves all auditing services and permitted non-audit services to be performed by the independent registered public accounting firm, including related fees
•Reviews and discusses with management and the independent registered public accounting firm our quarterly financial statements and our annual audited financial statements and recommends to the board whether such annual statements should be included in our Annual Report on Form 10-K
•Reviews and discusses with management and the independent registered public accounting firm significant reporting issues and judgments relating to the preparation of our financial statements, including the adequacy of internal controls
•Reviews and discusses with the independent registered public accounting firm our critical accounting policies and practices, alternative treatments of financial information within GAAP that have been discussed with management, and other material written communications between the independent registered public accounting firm and management
•Reviews and discusses with management our earnings press releases, including the use of any pro forma or adjusted information outside of GAAP, as well as financial information and earnings guidance
•Oversees the work of our internal auditors
•Reviews the effectiveness of our legal and ethical compliance programs and maintains procedures for receiving, retaining and handling complaints by employees regarding accounting, internal controls, and auditing matters
•Reviews and discusses, with management and the board, our financial and enterprise risk assessment and risk management practices and policies, as well as reports to the board any material risks identified in the course of performing its responsibilities
•Receives, reviews, and oversees management responses to certain regulatory and other compliance audits, including Federal Financial Institutions Examination Council examinations
•Reviews and, as appropriate, approves any transactions with related parties
•Evaluates material acquisitions, divestitures, and capital projects and reviews other material financial transactions outside the scope of normal ongoing business activity
•Reviews our annual financing plans, as well as credit facilities maintained by us, and reviews our financial performance and forecasts
•Reviews and recommends changes to the capital structure, including policies concerning corporate finance matters such as capitalization, investment of assets, and debt/equity guidelines
•Reviews and recommends our dividend policy and approves declarations of regular shareholder dividends
•Reviews and makes recommendations to the board regarding financial strategy and proposals concerning the sale, repurchase, or split of our securities

Compensation and Talent Committee Number of meetings in 2022: 6 Directors who serve on the committee: Paul R. Garcia, Chair Cheryl E. Mayberry McKissack Thomas J. Reddin John L. Stauch Telisa L. Yancy
•Develops our executive compensation philosophy
•Evaluates and recommends incentive compensation plans for executive officers and other key managers, and all equity-based compensation plans, and oversees the administration of these and other employee compensation and benefit plans
•Reviews and approves corporate goals and objectives relating to the President and CEO's compensation, leads an annual evaluation of the President and CEO's performance in light of those goals and objectives, and recommends to the board the President and CEO's compensation based on this evaluation
•Reviews and approves other executive officers' compensation
•Establishes and certifies attainment of incentive compensation goals and performance measurements applicable to our executive officers
•Considers shareholder advisory votes related to executive compensation and considers risks created by or related to the design of our compensation programs
•Oversees human capital management initiatives, including talent development and our diversity, equity, inclusion, and belonging program
•Retains and, in accordance with SEC requirements, determines the independence of, consultants that assist in its activities
•Reports to the board any material risks identified in the course of performing its responsibilities

Corporate Governance Committee Number of meetings in 2023: 4 Directors who serve on the committee: Don J. McGrath, Chair William C. Cobb Cheryl E. Mayberry McKissack Thomas J. Reddin Martyn R. Redgrave
•Reviews and recommends the size and composition of the board and its committees, as well as responsibilities of board committees
•Establishes criteria and procedures for identifying and evaluating potential board candidates
•Reviews nominations received from the board or shareholders and recommends candidates for election to the board
•Establishes policies and procedures to ensure the ongoing effectiveness of the board, including policies regarding retirement, review of qualifications of incumbent directors, and conflicts of interest
•Establishes guidelines for conducting board meetings
•Oversees the annual assessment of the board's performance
•In consultation with the Compensation and Talent Committee, reviews and recommends to the board the amount and form of all compensation paid to directors
•Reviews and makes recommendations to the board regarding candidates for key executive officer positions and monitors CEO and management succession plans
•Develops and recommends corporate governance guidelines, policies, and procedures
•Reports to the board any material risks identified in the course of performing its responsibilities

Communications with Directors
Any interested party having concerns about our governance or business practices, or otherwise wishing to communicate with our board, our independent directors as a group or any individual director, may submit such concerns in writing to the independent Chair of the Board, or the designated group of directors or individual director, in the care of the Corporate Secretary, Deluxe Corporation, 801 Marquette Avenue South, Minneapolis, Minnesota 55402.
Board Leadership Structure; Independent Chair
The board does not maintain a written policy regarding separation of the offices of Chair and CEO, believing that this issue should be addressed as part of the board's succession planning processes. However, the board has maintained a separation of the Chair and CEO roles since 2005. The board has found this structure to be effective, both in allowing the CEO to focus on execution of our strategy and allowing the Chair to assist the CEO in managing the work of the board. This structure also reinforces the value of independent board oversight from a risk management perspective. Cheryl Mayberry McKissack has been the independent Chair of the Board since 2019.
Board Role in Risk Oversight
The board takes an active role in risk oversight, both as a full board and through its committees. Our independent directors regularly meet in executive session, without management present, to assess the quality of the board's meetings and to provide their observations to the President and CEO regarding our business challenges and risk mitigation strategies, among other things. Management conducts an annual enterprise-wide risk assessment. A formal report is delivered to the Audit and Finance Committee, the chair of which provides a synopsis to the board. Updates are provided as needed at board meetings. The objectives for the risk assessment process include the following: (1) addressing the NYSE governance requirement that the Audit and Finance Committee discuss policies related to risk assessment and risk management; (2) developing a defined list of key risks to be monitored by the board, its committees, and management; (3) determining whether any risks require additional or higher-priority mitigation efforts; (4) facilitating discussion of the risk factors to be included in our SEC reports; and (5) guiding the development of our internal audit plans.
In 2023, the risk-assessment process was conducted by our ERM steering committee, led by members of our Assurance and Risk Advisory Services department, our Chief Financial Officer, and our Chief Administrative Officer, working with the executive leadership team and senior-level staff, including the Chief Compliance Officer and the Chief Information Security Officer. The ERM steering committee evaluated potential risks and associated mitigating factors and strategies across our company. Identified risks were prioritized based on the potential exposure to our company, measured as a function of likelihood of occurrence and potential severity of impact if the risk were to materialize. The process included evaluating management's preparedness to respond to the risk. The risk profiles and current and future mitigating actions were discussed and refined during subsequent discussions with the executive leadership team. A summary of the results of the risk assessment process and our risk mitigation activities was presented to the Audit and Finance Committee. Risk updates are shared with the board each quarter.
Audit and Finance Committee Financial Expertise; Complaint Handling Procedures
In addition to meeting the independence requirements of the NYSE and the SEC, all members of the Audit and Finance Committee have been determined by the board to meet the financial literacy requirements of the NYSE's listing standards. The board has also determined that at least two members of the Audit and Finance Committee,

John L. Stauch, the current Audit and Finance Committee Chair, and Don J. McGrath, are both "audit committee financial experts" as defined by SEC regulations.
In accordance with federal law, the Audit and Finance Committee has adopted procedures governing the receipt, retention and handling of complaints regarding accounting and auditing matters. These procedures include a means for employees to submit concerns on a confidential and anonymous basis through our ethics and compliance hotline, which is operated by a third party.
Compensation and Talent Committee Processes and Procedures
The authority and responsibilities of the Compensation and Talent Committee are governed by its charter, a copy of which can be found on our website at www.investors.deluxe.com/governance/governance-documents, together with applicable laws, rules, regulations and NYSE listing standards. Along with fulfilling the duties listed in the table above related to executive compensation, the committee also oversees administration of equity-based plans, deferred compensation plans, benefit plans, retirement, and Employee Retirement Income Security Act of 1974 (ERISA) excess plans. The committee has delegated to management committees the responsibility to administer broad-based benefit plans and to oversee investment options and management of retirement and deferred compensation programs. The Compensation and Talent Committee is also responsible for oversight of our human capital management, which includes programs and related outcomes with respect to talent development, attraction, retention, diversity, equity, inclusion, and belonging.
The committee has the authority to engage compensation consultants to assist it in conducting the activities within its general scope of responsibility. The committee retained Frederic W. Cook & Co., Inc. (FW Cook) as its independent consultant commencing in 2017. Prior to retaining FW Cook, and again during 2023, the committee assessed its relationship with FW Cook and determined that no conflicts of interest existed and that the firm was independent. Among other factors supporting FW Cook’s independence, we did not pay fees to FW Cook in 2023 other than for compensation consulting services for the Compensation and Talent Committee.
Although matters of director compensation ultimately are the responsibility of the board, the Compensation and Talent Committee works in conjunction with the Corporate Governance Committee and FW Cook in evaluating director compensation levels, making recommendations regarding the structure of director compensation, and developing a director pay philosophy that is aligned with the interests of our shareholders.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee is comprised entirely of independent directors. No member of the Compensation Committee has ever been an officer or employee of our company. None of our executive officers serves as a member of the Compensation Committee of any other company that has an executive serving as a member of our board. None of our executive officers serves as a member of the board of directors of any other company that has an executive serving as a member of our Compensation Committee.
Non-Employee Director Compensation
The general policy of the board is that compensation for independent directors should be a mix of cash and equity, with the majority of compensation provided in the form of equity. After consultation with the Compensation Committee, the Corporate Governance Committee, consisting solely of independent directors, has the primary responsibility for reviewing director compensation and considering any changes in how we compensate our independent directors. The board reviews the committee's recommendations and determines the amount of director compensation.
FW Cook and the Compensation group in the Human Resources department support the committee in recommending director compensation and creating director compensation programs. In addition, the committee may engage outside advisors, experts, and others for assistance. The director peer group is listed on page 31, and consisted of companies with some similar characteristics to our company, as described in detail below under "Executive Compensation Discussion and Analysis; Benchmarking Process." The committee generally targets cash and equity compensation at the median of the peer group. The Corporate Governance Committee reviews director compensation on an annual basis, taking into account factors such as workload and market data. We did not make any changes to director compensation in 2023, other than as a result of combining the Audit and Finance committees. The following table sets forth our 2023 fee structure for our directors, with the fees paid on a quarterly basis.

Board and Committee Retainers	Annual Fee ($)
Board Retainer	85,000
Retainers in Addition to Board Retainer:
Independent Chair	110,000
Audit and Finance Committee Chair[1]	28,000
Compensation and Talent Committee Chair	20,000
Corporate Governance Committee Chair	15,000
Non-chair Audit and Finance Committee Member[1]	15,000
Non-chair Compensation and Talent Committee Member	10,000
Non-chair Corporate Governance Committee Member	10,000
(1)The Audit and Finance committees were combined in October 2023. Through September 2023, the Finance Committee chair was paid a separate retainer equating to an annual fee of $15,000, and each non-chair Finance Committee member was paid a separate retainer equating to an annual fee of $10,000.
Non-employee directors also receive $1,500 for each approved company site visit and director education program attended, up to an aggregate of five per year. Directors may receive additional compensation for the performance of duties assigned by the board or its committees that are considered beyond the scope of the ordinary responsibilities of directors or committee members. No such additional compensation was paid in 2023.
Our shareholder-approved 2022 Stock Incentive Plan (Stock Plan) allows our non-employee directors to increase their ownership of our common stock and thereby further align their interests with those of other shareholders by electing to receive, in lieu of cash fees, shares of our common stock having an equal value, based on the closing price of our stock on the NYSE as of the quarterly payment date. The shares of stock are issued as of the quarterly payment date or, at the option of the director, credited to the director in the form of deferred RSUs. Directors may also elect to defer receipt of equity grants made to them in connection with their annual compensation. Each RSU entitles the holder to receive dividend equivalent payments equal to the dividend payment on one share of common stock. RSUs issued pursuant to this plan also convert into shares of common stock and become immediately issuable in connection with certain defined changes of control.
Under the director deferral terms of the Stock Plan, non-employee directors also are eligible to receive other equity-based awards to further align their interests with shareholders and assist them in achieving and maintaining their established share ownership targets. Non-employee directors also have the opportunity to defer any equity grant awarded to them under terms similar to those described above for deferral of cash fees. Any stock options granted to non-employee directors must have an exercise price equal to the fair market value of our common stock on the date of grant. Non-employee directors did not receive any option grants in 2023, but each non-employee director re-elected to the board at last year's annual meeting received a grant of RSUs on April 26, 2023, with a grant date fair value of $149,997, which vest on the date of our 2024 annual shareholder meeting, or April 25, 2024, so long as the director's service has not ended. Each RSU entitles the holder to accrue dividend equivalent payments, provided that the dividend equivalent payments are held by us until the restricted stock unit vests, at which point they are paid to the holder. The RSUs would vest immediately upon a change of control, or upon the director's termination of service due to death, disability, or retirement in accordance with our Corporate Governance Guidelines. Equity grants to directors are recommended by the Corporate Governance Committee, in consultation with the Compensation and Talent Committee, and are approved by the board.

The following table summarizes the compensation earned by each non-employee director in 2023.
NON-EMPLOYEE DIRECTOR COMPENSATION 2023

Name	Fees Earned or Paid in Cash [1] ($)	Stock Awards [2] ($)	Total ($)
William C. Cobb	113,750	149,997	263,747
Paul R. Garcia	116,250	149,997	266,247
Cheryl E. Mayberry McKissack	215,000	149,997	364,997
Don J. McGrath	115,000	149,997	264,997
Thomas J. Reddin	105,000	149,997	254,997
Martyn R. Redgrave	107,750	149,997	257,747
John L. Stauch	123,000	149,997	272,997
Telisa L. Yancy	110,000	149,997	259,997
(1)Directors may elect to receive their fees in the form of stock, including the right to defer such stock into RSUs. Any stock or deferred RSUs issued under a deferral election are equal in value to the cash fees foregone by the director. As a result, amounts reflected are the total fees earned by the directors, including amounts elected to be received in the form of stock or RSUs. In 2023, Mr. Stauch and Ms. Yancy elected to receive their compensation in the form of stock.
(2)Amounts in this column reflect the aggregate grant date fair value of stock awards granted during the fiscal year ended December 31, 2023, other than those granted in lieu of retainer fees, which are included in the first column, and computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718. The grant date fair value is based on the closing price of our common stock on the NYSE on the grant date. All directors received 10,402 RSUs on April 26, 2023, when the closing price of our common stock was $14.42 The RSUs vest on April 25, 2024, the date of our annual shareholder meeting, and these were the only unvested RSUs outstanding for our directors as of December 31, 2023.
Stock Ownership Guidelines for Directors
The board has established stock ownership guidelines for non-employee directors. These guidelines set ownership targets for each non-employee director, with the expectation that the target be achieved within five years of the date the individual is first elected or appointed to the board. Non-employee directors have a target ownership level of shares of our common stock having a value of at least five times the then-current amount of the annual board retainer. All of our non-employee directors who have been in their positions for at least five years are in compliance with the applicable stock ownership guidelines, and all others are on track to meet these guidelines. In addition to the stock ownership guidelines, directors are subject to share retention and holding period requirements. Under this policy, individuals who have not achieved their ownership targets must retain 100 percent of any shares acquired upon the vesting of equity awards and are required to hold the shares until their individual ownership targets are met.

STOCK OWNERSHIP AND REPORTING
Security Ownership of Certain Beneficial Owners and Management
The following table shows, as of February 26, 2024 (unless otherwise noted), the number of shares of common stock beneficially owned by: 1) each person or entity known by us to beneficially own more than five percent of our outstanding common stock; 2) each executive officer named in the Summary Compensation Table (SCT) that appears in the "Compensation Tables" section of this Proxy Statement (each, a NEO); 3) each director and nominee for director; and 4) all of the current directors, director nominees, and executive officers as a group. Except as otherwise indicated in the footnotes below, the shareholders listed in the table have sole voting and investment powers with respect to the common stock owned by them.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
5% Beneficial Owners
BlackRock, Inc.[1] 50 Hudson Yards New York, NY 10001	7,196,987	16.5
The Vanguard Group, Inc.[2] 100 Vanguard Blvd. Malvern, PA 19355	4,995,852	11.4
American Century Capital Portfolios, Inc.[3] 4500 Main Street 9th Floor. Kansas City, MO 64111	3,203,242	7.3
NEOs
Barry C McCarthy[4]	1,087,825	2.4
William C. Zint[5]	60,695	*
Tracey G. Engelhardt[6]	156,532	*
Michael A. Reed[7]	81,148	*
Yogaraj Jeyaprakasam[8]	96,377	*
Directors and Nominees
William C. Cobb[9]	25,463	*
Paul R. Garcia[10]	23,248	*
Don J. McGrath[11]	59,417	*
Cheryl E. Mayberry McKissack[10]	66,789	*
Thomas J. Reddin[10]	35,709	*
Martyn R. Redgrave[12]	83,836	*
John L. Stauch[10]	59,321	*
Telisa L. Yancy[10]	25,528	*
All Directors, Director Nominees and Executive Officers as a group (18 persons)[13]	1,861,888
* Less than 1 percent of the class.
(1)Based on a Schedule 13G/A filed with the SEC on January 22, 2024, reporting beneficial ownership as of December 29, 2023, and reporting that such beneficial owner and its affiliates have sole dispositive power over 7,196,987 shares and sole voting power over 7,090,506 shares.
(2)Based on a Schedule 13G/A filed with the SEC on February 14, 2024, reporting beneficial ownership as of December 29, 2023, and reporting that such beneficial owner and its affiliates have sole dispositive power over 4,869,836 shares and sole voting power over 0 shares.
(3)Based on a Schedule 13G filed with the SEC on February 12, 2024, reporting beneficial ownership as of December 31, 2023, and reporting that such beneficial owner and its affiliates have sole dispositive power over 3,203,242 shares and sole voting power over 3,081,361 shares.
(4)Includes 641,730 shares receivable upon the exercise of options that are currently exercisable or will be exercisable within 60 days, and 278,427 RSUs.
(5) Includes 2,930 shares receivable upon the exercise of options that are currently exercisable or will be exercisable within 60 days, and 46,899 RSUs.
(6)Includes 49,900 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within the next 60 days, and 58,217 RSUs.

(7)Includes 36,706 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within the next 60 days, and 26,425 RSUs..
(8)Includes 72,596 RSUs.
(9)Includes 19,464 RSUs, of which 9,062 were issued pursuant to the director's decision to defer certain fees or equity awards.
(10)Includes 10,402 RSUs.
(11)Includes 32,833 RSUs, of which 22,431 were issued pursuant to the director's decision to defer certain fees or equity awards, and 2,000 shares held in trust.
(12)Includes 19,762 RSUs, of which 9,360 were issued pursuant to the director's decision to defer certain fees or equity awards.
(13)Includes 872,739 shares receivable upon the exercise of options exercisable within the next 60 days, and 710,550 RSUs, of which 40,853 were issued pursuant to directors' decisions to defer certain fees or equity awards.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act, and its related regulations, require our directors and executive officers, and any persons holding more than ten percent of our common stock, to report their initial ownership of our securities and any subsequent changes in that ownership to the SEC. We inadvertently filed a late Form 4 for Chad Kurth, who is our principal accounting officer, to report two separate RSU grants made to him. We also filed a late Form 4 for Yogaraj Jeyaprakasam, our Chief Technology and Digital Officer, to report seven purchases made between May and June 2023 that resulted from an automatic investment option he had activated.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
In this Compensation Discussion and Analysis (CD&A), the Compensation and Talent Committee (referred to as the Committee throughout this CD&A and the compensation tables following this CD&A) describes the principles of our executive compensation program, how we applied those principles in compensating our NEOs for 2023, and how we use our compensation programs to motivate effective executive performance aligned to our overall company goals. The following discussion should be read in conjunction with the various tables and accompanying narrative disclosure appearing in this Proxy Statement. The table below identifies our NEOs.

Named Executive Officer	Title at the End of 2023	Years in Position at End of 2023 (rounded)	Years of Service at End of 2023 (rounded)
Barry C. McCarthy	Director, President and Chief Executive Officer	5	5
William C. Zint	Senior VP, Chief Financial Officer	2	4
Tracey G. Engelhardt[1]	Senior VP, Division President, Check & Promotion	1	29
Michael A. Reed[2]	Senior VP, Division President, B2B Payments	4	4
Yogaraj Jeyaprakasam	Senior VP, Chief Technology and Digital Officer	2	2
(1)Ms. Engelhardt assumed the role of Senior VP, Division President, Check & Promotion on July 1, 2023.
(2)Mr. Reed assumed the role of Senior VP, Division President, B2B Payments on July 1, 2023. Mr. Reed became Special Advisor to the CEO on January 10, 2024, and his employment will end on April 30, 2024.
Fiscal 2023 Performance Highlights
During fiscal year 2023 (FY 2023), we performed strongly, launched our North Star initiative, and executed on our strategy to invest the robust cash flows from our Print business lines to drive growth of our revenue within Payments and Data Solutions and to further our transformation. We made significant progress toward our growth objectives despite continued inflationary pressures, some softness in discretionary U.S. consumer spending trends, and a volatile interest rate environment. We also continued investment in our technology and product development platforms to enhance features and functionality and to develop new and improved products. We are seeing the positive impact of new client wins across all segments. Specific highlights from our four operating segments are as follows:
•Our Payments segment revenue, which contributed 32% of our FY 2023 revenue, grew 1.8% over the previous year. The Merchant Services (legacy First American) business grew 4.8%.
•Our Data Solutions segment revenue, which contributed 11% of our FY 2023 revenue, declined 10.7% from the previous year, as growth in data-driven marketing from increased campaign activity by banking and other adjacent-market customers was offset by the impact of the sale of our North American and European web hosting and logo businesses in June. On a comparable adjusted basis, Data Solutions revenue growth was 4.3% versus the previous year.
•Our Promotional Solutions segment revenue, which contributed 25% of our FY 2023 revenue, declined 3.8% from the prior year, as the segment saw some expected volume decreases during the year.
•Our Checks segment revenue, which contributed 33% of our FY 2023 revenue, declined 1.1% from the previous year, driven by continued forecasted secular declines, net of pricing activity and new business wins during the year.
For purposes of compensation under our Annual Incentive Plan (AIP), our enterprise adjusted revenue was $2.192 billion which was inclusive of $691 million for our payments division and $721 million for our checks division. In FY 2023, we reported net income of $26.2 million compared to net income of $65.5 million for fiscal year 2022. For purposes of compensation under our AIP, our enterprise adjusted EBITDA was $455 million. Resulting AIP payouts have been 108.5%, 120%, and 87.2% for years 2023 to 2021 respectively. Additionally, PSU plan payouts have been 76.85%, 0%, and 80% for plan performance periods completed in 2023 to 2021 respectively.
As we enter 2024, we continue to be encouraged by focused execution and comparable adjusted earnings expansion under our North Star initiative, including continued revenue drivers leveraging our One Deluxe strategy, under which our sales team is delivering on cross-selling opportunities across all our segments. At the same time, our product development and innovation teams work closely with our sales team and customers to create new, innovative products and platforms that will help further execute our Payments and Data Solutions growth strategy. Enterprise adjusted EBITDA figures are non-GAAP financial measures. See Annex A for a reconciliation of adjusted amounts to the most directly comparable GAAP amounts.
For a summary of executive compensation actions based on our FY 2023 financial performance, see "President and CEO Compensation" and "Other NEO Compensation" starting on page 30.
CEO Realizable Pay Versus Target Pay 2021-2023
In keeping with our pay for performance philosophy, the Committee designed our compensation program to ensure that the realized value our executives receive is closely aligned with company performance. Since 2021, with strengthening operational performance, our executives have led a successful business transformation, including delivering on sales-driven growth in each of the prior three years. At the same time, the actual pay our executives realized has been less than target. For example, the PSU payout for the performance cycle ending in 2023 was below target. As a result, during the past three years, our CEO’s realizable pay was materially lower than the target pay opportunity, as described in the following charts:
The following assumptions and calculations were used for purposes of the charts above:
•Average 2021-2023 market capitalization was calculated as a simple average of market values as of December 31, 2021, 2022, and 2023, respectively (i.e., $1.4, $0.7, and $0.9 billion, respectively).
•Cumulative target pay for 2021-2023 includes base salary paid during each of the three years, target AIP pay for each year, the grant date fair values of long-term equity incentives awarded, and the target value of the 2021 Retention and Incentive Program award. Equity-based awards are valued as determined under ASC 718.
•Cumulative realizable pay for 2021-2023 includes base salary paid during each of the three years, actual AIP pay received for each year, the market value of shares released for long-term equity incentive awards, the intrinsic value of long-term equity award shares outstanding as of December 31, 2023, and the payment value of the performance units actually earned under the 2021 Retention and Incentive Program. This calculation uses the $21.45 per share closing stock price as of December 31, 2023, and assumes that unvested PSUs are earned at target.

Fiscal 2023 Incentive Programs
As evidenced by the charts above, we believe our incentive programs reward performance and align the interests of management with those of our shareholders. In 2023, we again utilized both short- and long-term incentives, via our AIP and Stock Plan, in designing our compensation program. In structuring our incentive programs, the Committee also considers the general economic outlook, individual performance and responsibilities, experience, and competitive data. The performance metrics for the 2023 AIP and our long-term equity incentive program are summarized in the table below.

Incentive Program	Objective	Award Type	Performance Metrics and Weightings
AIP	Encourages and rewards valuable contributions to our annual financial and operational performance objectives	100% cash, with the option to defer into RSUs, 50% of which are matched by the company, with a two-year cliff vesting schedule	30% enterprise and/or business unit adjusted revenue[1]
30% enterprise adjusted EBITDA[1]
20% enterprise adjusted earnings per share[1]
20% Strategic Initiatives
Long-Term Equity Incentives	Helps retain talent and drives stock performance for shareholders; rewards stock performance on both an absolute basis and relative to our Peer Group	Combination at target of 50% RSUs, and 50% PSUs, with PSU payouts determined based on achievement of defined performance metrics, subject to a relative TSR modifier	50% of PSUs - three-year cumulative revenue target using a year-over-year fixed growth rate
50% of PSUs - three-year cumulative free cash flow target using a year-over-year fixed growth rate
Final PSU results are subject to a relative TSR modifier based on relative TSR ranking as compared to an index[2]
(1)Specific fixed growth rates are assigned to the revenue and free cash flow plan measures. Enterprise and/or business unit adjusted revenue, and enterprise adjusted EBITDA are non-GAAP financial measures. For a reconciliation of each non-GAAP financial measure to its most directly comparable GAAP counterpart, see Annex A.
(2)TSR index consists of publicly-traded companies on the Russell 3000 Index in the Commercial & Professional Services (2020) and Software & Services (4510) GICS industries at the start of the performance period. At the conclusion of the performance period, once a payout result has been determined the payout may then be increased, decreased, or remain unchanged based on relative performance within the index. The payout modification range is -25% to +25%.
Results from Shareholder Engagement
As discussed in the Proxy Summary section of this proxy statement, we continued our shareholder outreach throughout 2023, with the goal of understanding shareholder views on our executive compensation programs, board diversity, proxy disclosure, and ESG measures. Where reasonable, we implemented changes to directly address any concerns. The table below summarizes key feedback from our shareholders and their advisors, and our responsive actions.

Limited use of one-time retention awards and demonstration of pay and performance alignment
•While investors have understood and supported the rationale for our prior use of one-time retention awards, the Committee agrees that such retention awards should be used only in extraordinary circumstances.
•Because our compensation program design is driven by investor feedback, strategic objectives, and market best practices, the majority of our CEO's compensation is at risk and is subject to operating and market performance conditions. Our NEOs' actual earned compensation (commonly referred to as realized or realizable pay) is markedly different from target compensation and has historically been below target as illustrated by our CEO's realizable pay chart on page 28.
•We have a long history of aligning pay and performance. The Committee believes that the successful execution of our strategic and operational objectives will ultimately contribute to long-term shareholder growth. Our incentive structure is designed to be in alignment with operating results, as demonstrated by the following historical incentive payouts to our CEO:
◦AIP: 108.5% 120%, 87%, and 70%, from 2023 to 2020, respectively; and
◦PSUs: 76.85% 0%, 80%, and 0% for periods ending in 2023 to 2020, respectively.

Incentive plan performance metrics
•During the 2023 outreach campaign, shareholders communicated a desire for a reduction in the weight of the revenue metric within the AIP plan design. In response, in 2023 the Committee decreased the weight of the revenue metric from 50% to 30% and simultaneously introduced a new shareholder-friendly metric of adjusted earnings per share.

Reporting on ESG matters
•Our shareholders have asked that we elaborate in our disclosures about how we care deeply about our employees, our customers, our environment, and the social fabric of the communities we serve, and with the support of our board, our executive leadership team strives to build programs to further these purposes.
•We have worked diligently to better understand these elements, improved our internal operations and processes to assess ESG priorities, and to provide thoughtful disclosure in this Proxy Statement, beginning on page 4.
•Shareholders hold a favorable view toward our diversity practices. Shareholders inquired about board diversity and diversity practices deeper in the organization and were pleased with the actions being taken. We will continue to grow and advance diversity practices through both current and new programs. We are committed to diversity at all levels and are proud to have diverse board leadership. We remain committed to board diversity and broad representation throughout our company.

Compensation Philosophy
The Committee seeks to fairly pay for performance and actively reviews executive compensation utilizing both peer company comparators and salary survey data. The Committee consults with FW Cook on matters of executive pay and targets compensating executives near the median of total direct compensation, which includes base salary and annual and long-term equity incentive awards. The Committee considers both executive performance and scope of the role when making pay decisions. The Committee designs the executive pay mix to ensure that a significant percentage of total direct compensation is performance-based, with a mix of annual and long-term incentive awards. Additionally, the Committee emphasizes equity awards so that a substantial portion of each executive's total compensation is linked directly to our stock price or otherwise driven by performance. The Committee further believes that, from time to time, additional compensation may be necessary, including to reward extraordinary efforts or to retain key executives. Every compensation decision is considered carefully with shareholders' best interests as a critical factor.
The chart below indicates the target pay mix for 2023, with percentages calculated using target base salary, target annual incentive, and target long-term equity incentive awards as of December 31, 2023.

			Performance Based
Named Executive Officer	Base Salary (cash)	RSUs (equity)	AIP (cash)	PSUs (equity)	Total Performance Based	Total Equity Based
CEO	12.6%	36.2%	15.0%	36.2%	51.2%	72.4%
All Other NEOs	28.7%	24.9%	21.5%	24.9%	46.4%	49.8%
President and CEO Compensation and Other NEO Compensation
We have an employment agreement with Barry C. McCarthy, our President and CEO. The table below describes the components of his 2023 compensation package, including 2023 compensation actions that are specific to him.

Element	Key Features
Base Salary	•2023 annual base salary changed effective April 1, 2023, from $925,000 to $950,000, in line with the percentage increases generally provided to our employees
AIP	•Target annual incentive payout for 2023 was $1,132,500, or 120% of actual base salary •Actual annual incentive payout for 2023 was $1,228,763, or 108.5% of target
Long-Term Equity Incentives
•For 2023, the target value of the long-term equity incentive award was $5.5 million (a 50/50 mix of RSUs and PSUs), an increase from $4.5 million in 2022 in recognition of continued operating success and alignment with competitive market practice

Long-Term Disability Plan
•Supplemental long-term disability insurance policy that restores benefits lost due to a salary cap that applies to our broad-based employee long-term disability plan, in which Mr. McCarthy also participates

The table below describes the components of the 2023 compensation package for our NEOs generally.

Element	Objectives	Key Features
Base Salary	•Provides competitive pay to attract and retain experienced and successful executives with the requisite experience to drive significant growth	•Base salary is targeted at a blend of median comparison Peer Group data and size-adjusted median general industry survey data
AIP	•Encourages and rewards valuable contributions to our annual financial and operational performance objectives •Rewards high performance and achievement of annual corporate goals
•Annual incentive is targeted at a blend of median comparison Peer Group data and size-adjusted median general industry survey data
•Awarded based on the following goals: 30% enterprise/business unit adjusted revenue, 30% enterprise adjusted EBITDA, 20% enterprise adjusted earnings per share, and 20% strategic initiatives which are defined on page 33
•Annual incentive award targets are based on position and range from 75% to 120% of actual base salary and are capped at 200% of target value
•For 2023, target opportunity remained constant for all NEOs, and awards were paid out at 108.5% of target for enterprise plan participants

Long-Term Equity Incentives
•Helps retain talent and drives stock performance for shareholders; rewards stock performance on both an absolute basis and relative to peers
•Target pay mix includes 50% time-based vesting RSUs and 50% PSUs

•Long term incentives are targeted at a blend of median comparison Peer Group data and size-adjusted median general industry survey data
•RSUs accrue dividend equivalents that are only paid out upon vesting
•Metrics for the PSUs are weighted equally between three-year cumulative revenue and three-year cumulative free cash flow targets using a year-over-year fixed growth rate specific to each metric, with final payout results for both metrics subject to a relative TSR modifier
•2023 awards were targeted at or near the market median and were made considering individual performance and our Peer Group and market data, as well as our President and CEO's recommendations for the other NEOs

Retirement Benefits	•Directly rewards continued service and indirectly rewards individual performance	•Retirement benefits include participation in a 401(k) savings plan and an optional non-qualified compensation deferral plan
For a discussion of payments and benefits that our NEOs would receive under various termination scenarios, please refer to the "Severance and Change of Control Arrangements" section in this Proxy Statement.
Benchmarking Process
Based on FW Cook's recommendation, the Committee used two sources of data to benchmark compensation: (1) data from the publicly-available proxy statements of a peer group of companies (Peer Group) which the Committee believes, after consultation with FW Cook, are of comparable size range in various industries that share common business traits with us; and (2) market data drawn from published, broad-based, third-party general industry survey data from Aon Radford and Willis Towers Watson General Industry Survey. Data selected from the surveys is scoped based on our revenue.
Our Company's Peer Group
The Committee used Peer Group data to assist in determining the compensation of NEOs to the extent those NEO positions are comparable to the named executive officer positions at other companies within our Peer Group. For purposes of compensation decisions made in 2023, our Peer Group consisted of the following companies:

2023 Peer Group
ACCO Brands	CBIZ	Equifax	Insperity	Pitney Bowes
Black Knight	Cimpress	Evertec	Iron Mountain	Quad Graphics
Bread Financial	Conduent	EVO Payments	Jack Henry & Associates	Shopify
Broadridge Financial	Dun & Bradstreet	Fair Isaac	Paychex	WEX
The Committee selected this Peer Group after consultation with FW Cook. In selecting companies for our Peer Group, the Committee considered various criteria, including, but not limited to, range of revenue size and market capitalization, industry relevance, business cycle and financial performance. Because there were no publicly held, stand-alone direct U.S. competitors across all of our businesses at the time of the survey, the Committee focused on similarly complex companies having similar customers, or who provide technology-based business solutions. Based on these considerations, and in an effort to ensure that all of our strategic focus areas were covered by our Peer Group, in April 2023, the Committee removed two companies (Black Knight and EVO Payments) and replaced them with two new companies (Brady Corp. and Matthews International) that the Committee felt are more closely aligned with our business areas. The following table lists the companies that were in the updated Peer Group when the Committee set 2024 compensation levels for our executive officers.

2024 Peer Group
ACCO Brands	CBIZ	Equifax	Iron Mountain	Pitney Bowes
Brady Corp.	Cimpress	Evertec	Jack Henry & Associates	Quad Graphics
Bread Financial	Conduent	Fair Isaac	Matthews International	Shopify
Broadridge Financial	Dun & Bradstreet	Insperity	Paychex	WEX
Use of "Tally Sheets" and Wealth Accumulation Analysis
The Committee and FW Cook annually review "tally sheets" that quantify the total compensation package of each NEO, the impact of stock price changes on the value of existing long-term equity incentives, the wealth created from prior equity grants and amounts payable upon hypothetical employment change events. These summaries allow the Committee to assess the cumulative impact of its past compensation decisions.
Other Factors Considered in Setting Pay Opportunities for NEOs
The Committee considers multiple factors in addition to market data in determining individual pay opportunities. Such factors include an individual's general level of performance, demonstrated success in meeting or exceeding business objectives and creating shareholder value, job market conditions, importance to our business, succession planning considerations, salary budget guidelines and the individual's pay in the context of other employees. While pay opportunities are generally competitive for executives with comparable levels of responsibility in our Peer Group, applying the requisite discretion based on such factors may result in pay opportunities that are different from the market-based data. Overall pay opportunities reflect our executives' positions, responsibilities and tenure.
The Committee seeks to design the executive compensation program in a manner that is competitive with and reflects the dynamics of the markets in which we compete for talent. In constructing an overall compensation program, the Committee balances those components that are fixed (such as base salary and benefits) against components that are variable and require the achievement of certain levels of performance. The Committee also strives for a balance between compensation components that reward executives for the achievement of short-term goals with those that focus on our long-term growth. Each year the Committee reviews the form and value of long-term equity incentive grants to ensure alignment with our overall compensation philosophy and to reward attainment of our enterprise-wide goals.
Base Salary
Base salaries of our executive officers generally are set at or near the median of salaries paid to executive officers of companies of similar size and in similar positions using the data gathered from the compensation surveys and the Peer Group data referenced above, and after consideration for internal pay equity. Deviations from the median can be the result of experience in the position, individual performance, or the individual's scope of responsibilities. Base salaries are the foundation for the performance-driven programs discussed below, as well as our retirement program, in that target awards and contributions under these programs are typically set as a percentage of base salary. Base salaries earned in 2023 for each of the NEOs are shown in the SCT on page 40, and the following table shows a comparison of the annual base salary approved by the Committee during 2022 and 2023, for those executives who were NEOs in both years:

Name	2022 Approved Base Salary ($)	2023 Approved Base Salary ($)	Increase (%)
Barry C. McCarthy	925,000	950,000	2.7%
William C. Zint	400,000	500,000	25.0%
Michael A. Reed	600,000	625,000	4.2%
Yogaraj Jeyaprakasam	500,000	575,000	15.0%
The increases for Messrs. McCarthy and Reed were in line with the percentage increases generally provided to our employees. The increases for Messrs. Zint and Jeyaprakasam were to further align their base salaries with competitive market practices as they have continued to demonstrate the qualities of leadership and skill for their respective positions.
Annual Cash Incentive Compensation
AIP Design
Our AIP is designed to reward achievement of specified financial performance goals that we consider to be important contributors to shareholder value. At or prior to the beginning of each year, we typically set goals consistent with our annual operating plan (AOP). For 2023, the target pay opportunity was stated as a percent of base salary and, for the NEOs, was based on the market median of target annual incentive awards for comparable positions published in broad-based surveys and for the Peer Group. Deviations from the median can be the result of experience in the position, individual performance, or the individual's scope of responsibilities. Annual incentive awards earned may exceed the target amount if performance goals are exceeded and may be less than the target amount if the performance goals are not fully attained. The Committee annually reviews the performance metrics and their relative weighting. In all cases, the Committee retains the right to exercise its discretion in making a payout due to extraordinary circumstances. No such discretion was used in the 2023 AIP payout decisions.
In 2023, the AIP design for the enterprise plan, in which all of our NEOs other than Mr. Reed and Ms. Engelhardt participate, consisted of four components. The first three components were based on our performance against the enterprise adjusted revenue goal (30%), enterprise adjusted EBITDA goal (30%), and enterprise adjusted earnings per share goal (20%). The fourth component consisted of a group of key initiatives (Strategic Initiatives) (20%) developed to assess our progress in transforming our business, consistent with our strategic growth initiatives. For Mr. Reed and Ms. Engelhardt, who are participants in a business unit plan, the adjusted revenue goal is split into two components — enterprise adjusted revenue (15%) and the respective business segment adjusted revenue (15%) — with all other metrics relating to EBITDA, earnings per share, and Strategic Initiatives weighted the same as those in the enterprise plan.
Awards earned under the AIP are paid in cash. However, each of our AIP participants may also voluntarily choose to receive up to 100% of the AIP payout in deferred RSUs, in which case we provide a 50% match on the deferred RSUs. We refer to these RSUs collectively as "bonus deferred RSUs," which vest on the second anniversary of the date of the grant. Due to tax laws, decisions to defer an annual incentive award must be made by December 31st of the preceding year. No NEOs elected to receive bonus deferred RSUs for the 2023 plan year. After a review of market practices, it was determined that this deferral program would no longer be offered, and it was discontinued at the conclusion of 2023.
Annual Operating Plan
The Committee established AIP performance goals based on our AOP. We set challenging goals that would be attainable only as a result of exceptional performance in order to drive the achievement of our short- and long-term objectives. The following table illustrates the 2023 threshold and maximum performance levels for the AIP compared to the AOP, as well as the corresponding payout percentages, versus the target award opportunity, at each level of performance. Actual AOP outcomes against targets are set forth in the "2023 Outcomes Against Goals" section below.

Performance Level	Enterprise Adjusted EBITDA	Enterprise Adjusted EPS	Enterprise Adjusted Revenue	Business Unit Adjusted Revenue	Payout (% of target)
Maximum	≥ 120.0% of AOP	≥ 125.0% of AOP	≥ 110.0% of AOP	≥ 110.0% of AOP	200%
Target	AOP	AOP	AOP	AOP	100%
Threshold	94.7% of AOP	89.1% of AOP	92.5% of AOP	92.5% of AOP	50%
Below Threshold	—	—	—	—	0%
Strategic Initiatives
The Committee included Strategic Initiatives as a performance metric under the AIP. These initiatives are quantitative and qualitative indicators of our progress on various strategic company goals. In 2023, we utilized two categories of Strategic Initiatives:
•product launches in Payments & Data; and
•leader performance goals, which includes, but is not limited to, items such as creating a "belonging culture," building a diverse talent pipeline, and promoting ERGs.

2023 Outcomes Against Goals
The following table presents the target and actual performance results for each AOP-related performance metric for each NEO, as well as the resulting payouts as a percentage of target.

Factors[1] (Revenue and EBITDA Dollars in Millions)	Target ($)	Actual ($)	Weighting (%)	Actual Performance (% of target)	Payout[2] (% of target)
Enterprise Adjusted Revenue	2,207	2,192	15% for Mr. Reed and Ms. Engelhardt; 30% for other NEOs	99.3%	95.6%
Payments Adjusted Revenue[3]	719	691	15%	96.1%	74.0%
Checks Adjusted Revenue[3]	705	721	15%	102.3%	122.9%
Enterprise Adjusted EBITDA	439	455	30%	103.6%	117.8%
Enterprise Adjusted Earnings Per Share	$3.76	$3.97	20%	105.6%	122.2%
(1)Enterprise adjusted revenue, Payments adjusted revenue, Checks adjusted revenue, and Enterprise adjusted EBITDA are non-GAAP financial measures. For a reconciliation of each non-GAAP financial measure to its most directly comparable GAAP counterpart, see Annex A.
(2)In addition to the financial metrics in this table, the Strategic Initiatives metric has a 20% weighting and is made up of two components that are both quantitative and qualitative in nature as described above. After Committee assessment, the enterprise payout for the Strategic Initiatives metric, which is applicable to each NEO, was determined to be 100%.
(3)Business unit plan metrics are applicable only to Mr. Reed (Payments Adjusted Revenue) and Ms. Engelhardt (Checks Adjusted Revenue).
2023 Annual Incentive Plan Payout
Based on the outcomes against goals, the Committee recommended, and our board approved, a blended AIP payout of 108.5% for Messrs. McCarthy, Zint, and Jeyaprakasam, 109.3% for Ms. Engelhardt and 105.2% for Mr. Reed, as set forth in the table below.

Name	2023 Base Salary ($)	Target as a % of Base Salary	Award at Target ($)	Payout as a % of Target	Actual Payout ($)
Barry C. McCarthy	943,750	120%	1,132,500	108.5%	1,228,763
William C. Zint	475,000	75%	356,250	108.5%	386,531
Tracey G. Engelhardt	575,000	75%	431,250	109.3%	471,169
Michael A. Reed	618,750	75%	464,063	105.2%	488,194
Yogaraj Jeyaprakasam	556,250	75%	417,188	108.5%	452,649
The amounts earned by all NEOs under the AIP for 2023 are included in the "Non-Equity Incentive Plan Compensation" column of the SCT appearing later in this Proxy Statement.
Long-Term Equity Incentive Compensation
Overview
We believe our long-term equity incentive compensation design properly balances and achieves several critical objectives for our executive compensation program:
•supports and rewards the achievement of our long-term business strategy and objectives;
•encourages decisions and behavior intended to increase shareholder value;
•reinforces the pay-for-performance orientation of the overall executive compensation program;
•enables us to attract and retain high-quality key executive talent by providing competitive incentive and total compensation opportunities; and
•promotes share ownership and facilitates achievement of the stock ownership guidelines.
We utilize our Stock Plan to provide our NEOs with equity awards that are directly linked to the value provided to our shareholders. Long-term equity incentive compensation for our executives, including NEOs, generally is set at or near the median of long-term equity incentive compensation paid to executives of companies of similar size and in similar positions using the data gathered from compensation surveys and our Peer Group. Deviations from the median can be the result of experience in the position, individual performance, or the individual's scope of responsibilities.

Grant Type	Purpose	Weight	Performance Metrics	Vesting
PSUs	Provide incentive to grow top line revenue and bottom line cash flow, while attaining a competitive total shareholder return over a three-year performance period	50%	50% of PSUs - three-year cumulative revenue target using a year-over-year fixed growth rate	three-year cliff
			50% of PSUs - three-year cumulative free cash flow target using a year-over-year fixed growth rate
			Final PSU results are subject to a relative TSR modifier based on relative TSR ranking as compared to an index
RSUs	Provide motivation and retentive value through three-year ratable vesting schedules	50%	N/A	three-year ratable
PSU performance is based on two equally weighted three-year cumulative metrics, revenue and free cash flow. A fixed growth rate target percent is applied to each of the two metrics. Results will be calculated by comparing the final three-year cumulative target to actual performance results over the same period, resulting in a percentage of target goal obtained. Upon completion of the performance period, final PSU payout results are then subject to a three-year relative TSR modifier, resulting from a formula that may increase or decrease final participant payouts by up to 25%. Payout modification is based on a relative TSR ranking within an index of publicly traded companies in the Russell 3000 (Commercial & Professional Services and Software Services GICS industries).
Additionally, awards are subject to reasonable adjustments, including unknown or unanticipated items, whether favorable or unfavorable, to the calculation of the performance goals as determined by the Committee. Examples include, but are not limited to, acquisitions, partnerships, divestitures, changes in tax law, or other regulatory changes. Historically, if targets are attained, the PSUs have been converted to shares. However, the PSU award agreements allow our board discretion to pay out any earned amounts in cash or stock.
For PSUs granted in 2023, the payout amount could vary from zero to 200% of the target award value, depending upon the performance level achieved for the three-year period ending December 31, 2025. No PSUs are paid out unless minimum performance thresholds are met for the three-year performance period.
RSUs vest in equal one-third increments on each of the first three anniversaries of the grant date. These awards are intended to further align the interests of the recipients with those of our shareholders, while promoting executive retention. These awards accrue dividend equivalents that are only paid out upon vesting.
For more information on the treatment of long-term equity incentive awards in the event of the holder's involuntary termination or a change of control, see "Severance and Change of Control Arrangements."
All annual equity awards made to the NEOs and other recipients are targeted to be on the same annual grant date, except for awards made in conjunction with an individual's promotion or hire date, as required by board approval, or as necessary to facilitate retention of key employees.
2023 Long-Term Equity Incentive Awards
The following table details the target grant date fair value used by the Committee to determine the number of PSUs and RSUs awarded to the NEOs in 2023, which are disclosed in the "Grants of Plan-Based Awards" table on page 41. The actual value of equity awards that may be realized by the NEOs will depend on their continued service and our future stock price performance.

Name	Target Grant Value ($)	Target PSUs Granted (#)	RSUs Granted (#)
Barry C. McCarthy	5,500,000	140,665	140,665
William C. Zint	850,000	21,739	21,739
Tracey G. Engelhardt	1,200,000	30,691	30,691
Michael A. Reed	1,000,000	25,575	25,575
Yogaraj Jayaprakasam	900,000	23,018	23,018
2021-2023 PSU Award Payouts
Our 2021-2023 PSU awards used equally weighted performance metrics of (i) FY 2023 total revenue (FY 2023 Total Revenue for 2021-2023 PSUs), and (ii) three-year TSR as compared to a peer group, as represented in the following charts.

FY 2023 Total Revenue
	Threshold	Target	Maximum
FY 2023 Total Revenue for 2021-2023 PSUs ($ in billions)	$1.900	$1.940	$2.000
Payout	50%	100%	200%

3-Year TSR (through 12/31/2023)
	Threshold	Target	Maximum
Relative TSR Ranking in Peer Group	25% Peer Group percentile	50% Peer Group percentile	75% Peer Group percentile
Payout	40%	100%	200%
After the conclusion of FY 2023, we calculated the blended performance payout for the 2021-2023 PSU awards at 76.85%. The actual outcome for FY 2023 Total Revenue for 2021-2023 PSUs was $1.918 billion, compared to a target of $1.940 billion, resulting in a payout of 72%. FY 2023 Total Revenue for 2021-2023 PSUs is a non-GAAP financial measure; for a reconciliation of this non-GAAP measure to its most directly comparable GAAP counterpart, see Annex A. The payout for the three-year relative TSR metric was 81.7%. Actual performance was in the 42nd percentile, based on the company's TSR performance compared to that within an index of publicly traded companies in the Russell 3000 (Commercial & Professional Services and Software Services GICS industries), as of the beginning of the performance period.
Retirement and Other Benefits
We provide our NEOs with benefits available to other eligible U.S. employees. These benefits include medical, dental, life and disability insurance, as well as the qualified retirement savings plan (the 401(k) Plan and Roth 401(k) Plan) that, when in effect, includes a company match of the employee's pre-tax and after-tax contributions. Our retirement plans are regularly compared with retirement programs of companies that are in businesses similar to ours and/or are located in geographic areas from which we typically recruit talent to help ensure that we remain competitive in the market. The incremental value of benefits provided to our NEOs under this program is included in the All Other Compensation column of the SCT.
Our NEOs and certain other executives are eligible to participate in our tax-deferred compensation plans. The Deluxe Corporation Deferred Compensation Plan is intended to promote executive retention by providing a long-term savings opportunity on a tax-efficient basis. Under this plan, which complies with the requirements of Section 409A of the Internal Revenue Code of 1986 (Section 409A), NEOs and other key employees may choose to defer up to 100 percent of their base salary (less applicable deductions) and up to 50% of any AIP payout into multiple investment options. Contributions for the NEOs under this provision for 2023 are reflected in the All Other Compensation column of the SCT. The investment options are similar to the investment options available to employees in our broad-based retirement plans. The majority of payouts from this plan commence following termination of employment, based on elections made by the participants in accordance with, and subject to, any delays in payment that otherwise might be required by Section 409A.
Our President and CEO is provided a supplemental long-term disability insurance plan that restores benefits lost due to a salary cap that applies to our broad-based employee long-term disability plan, in which he also participates. The total benefit, combining the supplemental and broad-based plans, equates to the amount that would otherwise result from the broad-based plan if the salary were uncapped.
Compensation Design Process
Role of the Committee and Management in Determining Executive Compensation
The Committee reviews and makes decisions about executive policies and plans, including the amount of base salary, annual incentive, and long-term equity incentives awarded to our NEOs. Our President and CEO and other executives may assist the Committee in its evaluation of compensation elements or program design or by providing mathematical calculations, historical information, year-over-year comparisons and clarification regarding job duties and performance. The Committee also considers recommendations from its compensation consultant and competitive data and makes decisions, as it deems appropriate, on executive compensation based on its assessment of individual performance and achievement of goals both by the individual and our company.
The President and CEO's performance is reviewed by the Committee, with input from the other non-employee members of the board. The President and CEO annually reviews the performance of each other executive officer who reports to him, including the NEOs. The recommendations made based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Committee for approval. Members of management play various additional roles in this process, as follows:
•The President and CEO makes recommendations to the Committee regarding increases and compensation packages for the executive officers (other than himself) based on market-based compensation information obtained from FW Cook and evaluation of the performance of the executives against their goals.
•The Chief Human Resources Officer and the Vice President, Total Rewards provide the Committee with details of the operation of our various compensation plans, including the design of performance measures for our AIP and the design of our long-term equity incentive program.
•The President and CEO and Senior Vice President, CFO provide information and analyses and make a recommendation to the Committee relevant to the process of establishing performance targets for our AIP, as well as any other performance-based awards, and present information regarding the attainment of corporate financial goals for the preceding year.
•The Senior Vice President, Chief Administrative Officer, General Counsel and Secretary attends meetings of the Committee to provide input on legal issues, responds to questions about corporate governance, and reviews and approves the preparation of minutes.
The Committee considers these recommendations and exercises discretion in modifying any recommended adjustments or awards to executives based on considerations it deems appropriate. Although members of our management team participate in the executive compensation process, the Committee also meets regularly in executive session without management present. The Committee makes the final determination of the executive compensation package provided to each of our NEOs.
Compensation Consultant Services and Independence
The Committee has the authority to engage independent advisors to assist it in fulfilling its responsibilities. The Committee has retained FW Cook, a national executive compensation consulting firm, to provide advice with respect to compensation for our NEOs and other officers. FW Cook performs services solely on behalf of the Committee and does not provide any other services to us. Management has no separate relationship with FW Cook. Pursuant to SEC rules, the Committee assessed the independence of FW Cook, including based on information provided by FW Cook, and concluded that no conflict of interest exists that would prevent FW Cook from independently representing the Committee.
FW Cook performed the following services for the Committee in 2023: prepared and reviewed market benchmarking data for the President and CEO and other NEOs to assist the Committee in determining appropriate levels of compensation; reviewed the methodology on which compensation is based and designed; prepared and reviewed market data on the design and competitiveness of non-employee director compensation; informed the Committee of current updates regarding trends in executive and director compensation; reviewed tally sheets; assessed incentive risk and other proxy disclosures; and reviewed regulatory and governance guidance and pay-for-performance updates. FW Cook attended meetings upon invitation and participated in executive sessions without management present.
Management of Compensation-Related Risk
In establishing and reviewing our executive compensation program, the Committee considers whether the program encourages unnecessary or excessive risk-taking and has concluded that it does not. We have a robust process of evaluating our compensation plans, programs and practices, which includes a risk analysis of myriad compensation design features. This evaluation occurs annually and is reviewed by FW Cook and provided to the Committee for review. The Committee reviewed our material compensation programs and noted numerous ways in which risk is effectively managed or mitigated. All such plans were deemed to have substantial risk mitigating features, including the following: a balanced mix of fixed and variable pay and short- and long-term incentives; use of multiple performance measures; a portfolio of long-term incentives, including time-based and performance-based measures; caps, discretion in payment, oversight by non-plan participants and significant stock ownership guidelines; pre-approval requirements for executive stock transactions; and the existence of policies prohibiting stock hedging and pledging and requiring executive incentive compensation recoupment in specified circumstances.
The Committee also considers the effect compensation plans could have on risks to the company, including how compensation programs for employees generally impact individual behavior that could exacerbate these enterprise risks. Board and management processes are in place to oversee risk associated with compensation programs and practices, including, but not limited to, regular business reviews, alignment of compensation plan goals with our annual and long-term strategic goals and performance expectations, review of enterprise risk management by the board as part of the annual strategy and budget reviews, and other appropriate internal controls. The Committee concluded that our compensation plans, programs and policies, considered as a whole, including applicable risk-mitigation features, are not reasonably likely to have a material adverse effect on our results or operations.
Equity Award Grant Practices
We have a formal equity grant practice in place to ensure that equity awards will be made on specified dates. The Committee reviews and approves annual equity-based awards, including those made to senior executives who are reporting officers under Section 16 of the Exchange Act, in the first calendar quarter of each year (near the time of their annual performance reviews). We generally schedule board and Committee meetings at least a year in advance and, as noted above, make annual equity awards to our NEOs around the same time every year. We do not time our equity awards to take advantage of market conditions or the release of earnings or other major announcements by us.
Stock Ownership Guidelines for Executive Officers
The Committee has established stock ownership guidelines for executive officers which prohibit them from selling stock unless a minimum level of ownership is achieved. The Committee annually reviews each executive officer's progress toward attaining his or her ownership target. The target for the President and CEO is five times annual base salary and for all other current NEOs is two and one half times annual base salary. The guidelines call for the targeted level of ownership to be achieved within five years of the date the individual becomes subject to the target. For purposes of calculating an executive officer's stock ownership under these guidelines, stock options are not included. While RSUs convertible into shares are included, prior to vesting, only 60% of their value is counted toward the ownership target. Our rationale is that approximately 40% of such units will be withheld or surrendered by the executive upon vesting to cover taxes. In addition to the stock ownership guidelines, executive officers are subject to share retention and holding period requirements. Under this policy, individuals who have not achieved their ownership targets must retain 100% of their net shares (i.e., shares remaining after exercise costs and applicable taxes are covered) upon the exercise of stock options and the vesting of other equity awards and are required to hold the shares until their individual ownership targets are met. No NEO met the share ownership guideline in 2023 and, as a result, our NEOs are unable to sell stock underlying their equity awards until the requisite ownership level is achieved.
Prohibitions on Pledging and Hedging Company Stock
We also maintain an insider trading policy prohibiting directors and executive officers from pledging our stock and from engaging in any transactions intended to hedge the economic risk of ownership in our stock. This policy prohibits executive officers and directors from directly or indirectly (i) purchasing any financial instrument or entering into any transaction that is designed to hedge or offset any decrease in the market value of our stock (including, but not limited to, prepaid forward contracts, short sales, equity swaps or collars), or (ii) pledging, hypothecating, or otherwise encumbering shares of our stock as collateral for indebtedness. This prohibition includes, but is not limited to, holding such shares in a margin account where such shares are used as collateral for a loan.
Policies on Clawback of Incentive Compensation
Historically, we have had in place an Incentive Compensation Recovery Policy, which applied to our officers who are subject to Section 16 of the Exchange Act. An updated Incentive Compensation Recovery Policy was adopted on August 15, 2023, ensuring compliance with all Dodd-Frank regulatory requirements. Among other things, the policy generally requires reimbursement or forfeiture of any excess incentive compensation received by an executive, current or former, during the three fiscal years immediately preceding any accounting restatement, regardless of fault or misconduct. The amount to be recovered will approximate the amount by which the executive's incentive compensation for the relevant period exceeded amounts that would have been earned based on the restated financial results. The policy also allows the board to require reimbursement or forfeiture of incentive compensation in the event an executive engages in detrimental conduct, including, but not limited to, willful violations of law, fraud, or gross misconduct.
While our recovery policy applies to incentive compensation earned by or awarded to executives on or after the date the policy was effective, our Stock Plan contains a similar provision requiring recoupment of excess incentive compensation earned under all awards if a restatement occurs within 12 months following the relevant performance period and the executive's misconduct contributed to the need for such restatement. We continue to monitor legislative updates and will amend our policy as appropriate to ensure compliance with regulatory requirements.

Consideration of Certain Tax Effects
Section 162(m) of the U.S. Internal Revenue Code (Section 162(m)) imposes a $1,000,000 annual deduction limit on compensation payable to certain current and former executive officers. The Committee believes that shareholder interests are best served if its discretion and flexibility in structuring and awarding compensation is not restricted by tax considerations. Therefore, the Committee seeks to maintain equity incentive compensation at levels needed to attract and retain named executive officers essential to our success, even though all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.
Compensation and Talent Committee Report
The Compensation and Talent Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference into Deluxe Corporation's Annual Report on Form 10-K for the year ended December 31, 2023.

MEMBERS OF THE COMPENSATION AND TALENT COMMITTEE

Paul R. Garcia, Chair	Cheryl E. Mayberry McKissack
Thomas J. Reddin	John L. Stauch
Telisa L. Yancy

COMPENSATION TABLES
The following tables present compensation for our NEOs and should be read in conjunction with the CD&A.
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards[1] ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation[2] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[3] ($)	All Other Compensation[4] ($)	Total ($)
Barry C. McCarthy President and Chief Executive Officer	2023	943,750	—	5,329,797	—	1,228,763	—	34,409	7,536,719
	2022	918,750	—	4,871,517	—	4,573,000	—	12,218	10,375,485
	2021	900,000	—	5,239,543	1,200,004	470,880	—	12,518	7,822,945
William C. Zint Senior Vice President, Chief Financial Officer	2023	475,000	—	823,691	—	386,531	—	19,415	1,704,637
	2022	326,521	—	149,989	—	191,730	—	—	668,240

Tracey G. Engelhardt Senior Vice President, Division President, Check & Promotion	2023	575,000	—	1,162,882	—	471,169	6,436	59,324	2,274,811

Michael A. Reed Senior Vice President, Division President, B2B Payments	2023	618,750	—	969,037	—	488,194	—	12,748	2,088,729
	2022	575,000	—	1,082,575	—	967,500	—	—	2,625,075
	2021	496,250	—	624,739	165,001	192,545	—	300	1,478,835
Yogaraj Jeyaprakasam Senior Vice President, Chief Technology and Digital Officer	2023	556,250	—	872,152	—	452,649	3,324	18,424	1,902,799
	2022	333,333	—	1,993,141	—	450,000	—	115,788	2,892,262

(1)Amounts in this column reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 for awards of stock during the fiscal years ended December 31, 2023, 2022 and 2021. Assumptions used in the calculation of these amounts are included in Note 11 to our Consolidated Financial Statements filed as part of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. These amounts reflect an accounting expense and do not necessarily correspond to the actual value that may be realized by the NEOs. Stock awards included in this column are comprised of the following:
•Annual long-term equity incentive compensation consisting of RSUs and PSUs received under the Stock Plan (2023 awards) and the 2020 Long-Term Incentive Plan (2022 and 2021 awards); and
•2021 AIP cash deferrals received as bonus deferred RSUs under the 2020 Long-Term Incentive Plan.
As described in the CD&A section, for those NEOs who chose to defer any part of their bonus, the following table reflects each NEO's bonus deferred RSUs received in lieu of cash under the AIP:

Name	AIP Match Rate	Plan Year	Grant Date	Grant Price ($)	Units Granted in Lieu of Cash Plus Match (#)	Value at Grant ($)
Barry C. McCarthy	50%	2021	1/27/2022	28.78	24,542	706,319
The portion of each executive's AIP compensation paid in cash is included in the "Non-Equity Incentive Plan Compensation" column.
The value of the PSUs included in this column for 2023 assumes target performance over the measurement period. Assuming threshold, target and maximum performance, the value of the PSUs, which includes cumulative revenue PSUs and cumulative free cash flow PSUs, are as follows:

Name	Threshold ($)	Target ($)	Maximum ($)
Barry C. McCarthy	1,375,000	2,750,001	5,500,002
William C. Zint	212,499	424,997	849,995
Tracey G. Engelhardt	300,005	600,009	1,200,018
Michael A. Reed	249,996	499,991	999,983
Yogaraj Jeyaprakasam	225,001	450,002	900,004
For more information regarding the 2023 grants of RSUs and PSUs, refer to the Grants of Plan-Based Awards Table.
(2)Amounts listed in this column reflect cash amounts paid to the NEOs under the AIP.
(3)This amount reflects the above-market value of earnings on compensation deferred by the NEOs in our non-qualified Deferred Compensation Plan. Earnings on deferred compensation are considered above-market to the extent they exceed that which would have occurred if the amount had been invested at 120% of the applicable federal long-term rate in the given year of compensation.

(4)For all NEOs, amounts in the "All Other Compensation" column for 2023 include 401(k) contributions of $11,550 and tax gross-ups related to reimbursements for personal travel to a company-sponsored event of $4,274 (Mr. McCarthy), $2,368 (Mr. Zint), $2,177 (Ms. Engelhardt), $494 (Mr. Reed), and $2,009 (Mr. Jeyaprakasam). For Ms. Engelhardt, the amount also includes a cash payment of $39,423 for unused paid time off as of December 31, 2022, which was paid to all eligible employees when the company changed to an unlimited flexible time off policy effective January 1, 2023. For Mr. McCarthy, the amount also includes an HSA contribution, premiums for a supplemental long-term disability coverage policy ($12,018) and both personal ($5,182) and spousal ($1,184) travel to company-sponsored events.

GRANTS OF PLAN-BASED AWARDS

								All Other Stock Awards: Number of Shares of Stock or Units[3] (#)	Grant Date Fair Value of Stock and Option Awards[4] ($)
Name & Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]
	Award Type	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
Barry C. McCarthy
2/15/2023	RSU							140,665	2,750,001
2/15/2023	CFCF PSU				35,166	70,332	140,665		1,289,889
2/15/2023	CR PSU				35,167	70,333	140,666		1,289,907
	AIP Cash	169,875	1,132,500	2,265,000
William C. Zint
2/15/2023	RSU							21,739	424,997
2/15/2023	CFCF PSU				5,435	10,869	21,738		199,337
2/15/2023	CR PSU				5,435	10,870	21,740		199,356
	AIP Cash	53,438	356,250	712,500
Tracey G. Engelhardt
2/15/2023	RSU							30,691	600,009
2/15/2023	CFCF PSU				7,673	15,345	30,690		281,427
2/15/2023	CR PSU				7,673	15,346	30,692		281,446
	AIP Cash	64,688	431,250	862,500
Michael A. Reed
2/15/2023	RSU							25,575	499,991
2/15/2023	CFCF PSU				6,394	12,787	25,574		234,514
2/15/2023	CR PSU				6,394	12,788	25,576		234,532
	AIP Cash	69,609	464,063	928,125
Yogaraj Jeyaprakasam
2/15/2023	RSU							23,018	450,002
2/15/2023	CFCF PSU				5,755	11,509	23,018		211,075
2/15/2023	CR PSU				5,755	11,509	23,018		211,075
	AIP Cash	62,578	417,188	834,375
(1)Reflects the estimated range of potential payouts under the AIP for 2023. The threshold amount assumes 50% of target payout on the Adjusted EBITDA goal, which metric has a 30% weighting. The actual cash payouts under the AIP are reflected in the Non-Equity Incentive Plan Compensation column of the SCT.
(2)For all NEOs, the PSUs were granted under our Stock Plan as part of our long-term equity incentive compensation. The PSUs are subject to the following performance conditions: three-year cumulative revenue (CR PSUs), and three-year cumulative free cash flow (CFCF PSUs), both of which are subject to a relative TSR modifier during the period January 1, 2023 through December 31, 2025. These PSUs vest, if at all, upon satisfaction of the conditions and subsequent approval of the Committee.
(3)For all NEOs, the RSUs granted under our Stock Plan vest in equal one-third increments on each of the first three anniversaries of the grant date.
(4)Dollar values represent the accounting grant date fair value of PSUs and RSUs. The value of the RSUs are based upon the closing price on the grant date of $19.55. For all PSU awards, the values are based upon a Monte Carlo simulation value of $18.34 per share.
For more information on the awards described in the Grants of Plan-Based Awards Table, refer to the "Annual Incentive Compensation" and "Long-Term Equity Incentive Compensation" sections in the CD&A, as well as "Severance and Change of Control Arrangements" for how these awards are treated under various termination and change of control scenarios.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Grant Date[1]	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable[2]	Option Exercise Price ($)	Option Expiration Date	Grant Date/PSU Period[1]		Number of Shares or Units of Stock Held That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)[3]	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[3]
Barry C. McCarthy	11/26/2018	235,018	—	48.92	11/26/2025	2/19/2020	[4]	4,794	102,831
	4/1/2019	128,205	—	44.69	4/1/2029	3/1/2021	[4]	12,115	259,867
	2/19/2020	150,287	50,095	39.11	2/19/2030	1/27/2022	[5]	24,542	526,426
	3/1/2021	52,084	52,083	41.27	3/1/2031	2/16/2022	[4]	52,035	1,116,151
						2/15/2023	[6]	140,665	3,017,264
						1/1/2021- 12/31/2023	[7]			15,702	314,197
						1/1/2021- 12/31/2023	[7]			17,816	356,498
						1/1/2022- 12/31/2024	[8]			17,345	372,050
						1/1/2022- 12/31/2024	[9]			13,876	297,640
						1/1/2023- 12/31/2025	[10]			35,166	754,311
						1/1/2023- 12/31/2025	[11]			35,167	754,332
William C. Zint	3/1/2021	1,953	1,953	41.27	3/1/2031	3/1/2021	[4]	1,272	27,284
						2/16/2022	[4]	3,469	74,410
						2/15/2023	[6]	21,739	466,302
						1/1/2023- 12/31/2025	[10]			5,435	116,581
						1/1/2023- 12/31/2025	[11]			5,435	116,581
Tracey G. Engelhardt	2/23/2017	3,885	—	75.61	2/23/2024	2/18/2020	4	505	10,832
	2/21/2018	4,793	—	73.21	2/21/2025	3/1/2021	[4]	1,514	32,475
	4/1/2019	10,684	—	44.69	4/1/29	2/16/2022	[4]	9,250	198,413
	2/18/2020	15,579	5,193	39.62	2/18/30	2/15/2023	[6]	30,691	658,322
	3/1/2021	6,511	6,510	41.27	3/1/31	1/1/2021- 12/31/2023	[7]			1,963	39,280
						1/1/2021- 12/31/2023	[7]			2,227	44,562
						1/1/2022- 12/31/2024	[8]			3,084	66,152
						1/1/2022- 12/31/2024	[9]			2,467	52,917
						1/1/2023- 12/31/2025	[10]			7,673	164,586
						1/1/2023- 12/31/2025	[11]			7,673	164,586
Michael A. Reed	2/18/2020	19,473	6,491	39.62	2/18/2030	2/18/2020	4	631	13,535
	3/1/2021	7,162	7,161	41.27	3/1/2031	3/1/2021	[4]	1,666	35,736
						2/16/2022	[4]	11,563	248,026
						2/15/2023	[6]	25,575	548,584
						1/1/2021- 12/31/2023	[7]			2,159	43,202
						1/1/2021- 12/31/2023	[7]			2,449	49,004
						1/1/2022- 12/31/2024	[8]			3,855	82,690
						1/1/2022- 12/31/2024	[9]			3,084	66,152
						1/1/2023- 12/31/2025	[10]			6,394	137,151
						1/1/2023- 12/31/2025	[11]			6,394	137,151
Yogaraj Jeyaprakasam						5/13/2022	4	12,490	267,911
						5/13/2022	[12]	22,204	476,276
						2/15/2023	[6]	23,018	493,736
						1/1/2022- 12/31/2024	[8]			4,164	89,318
						1/1/2022- 12/31/2024	[9]			3,331	71,450
						1/1/2023- 12/31/2025	[10]			5,755	123,445
						1/1/2023- 12/31/2025	[11]			5,755	123,445

(1)For better understanding of this table, we have included an additional column showing the grant dates of options, RSUs, and PSUs.
(2)All unexercisable options vest ratably over a four-year period following the grant date.
(3)Based on the $21.45 per share closing price of our common stock on December 29, 2023.
(4)RSUs vest ratably over four years.

(5)RSUs vest in full on two-year anniversary of grant date.
(6)RSUs vest ratably over three years.
(7)The PSUs granted for the 2021-2023 performance period exceeded their payout thresholds. The total revenue threshold was 50% and paid out at 72%. The relative TSR threshold was 40% and paid out at 81.7%. Amounts in the table represent actual payouts, which are discussed in more detail in the "Long-Term Equity Incentive Compensation" section in the CD&A.
(8)PSUs with total revenue metrics are shown assuming achievement of the threshold goal of 50%.
(9)PSUs with TSR metrics are shown assuming achievement of the threshold goal of 40%.
(10)PSUs with cumulative free cash flow metrics are shown assuming achievement of the threshold goal of 50%. A more detailed discussion can be found in the "Long-Term Equity Incentive Compensation" section in the CD&A.
(11)PSUs with cumulative revenue metrics are shown assuming achievement of the threshold goal of 50%. A more detailed discussion can be found in the "Long-Term Equity Incentive Compensation" section in the CD&A.
(12)RSUs vest ratably over two years.
2023 STOCK VESTED

	RSUs		PSUs
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[1] ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[1] ($)
Barry C. McCarthy	37,908	728,489	—	—
William C. Zint	1,801	34,143	—	—
Tracey G. Engelhardt	12,198	228,699	—	—
Michael A Reed	6,339	121,623	—	—
Yogaraj Jeyaprakasam	26,368	386,555	—	—
(1)Value realized equals the closing price of our common stock on the vesting date multiplied by the number of shares vested.
Non-Qualified Deferred Compensation
Our Deferred Compensation Plan permits eligible employees to defer annually the receipt of up to 100% of base salary, and up to 50% of annual cash bonuses. In connection with this plan, we have created a non-qualified grantor trust (commonly known as a Rabbi Trust) through which our obligations under the plan are funded. No assets are set aside for individual participants in the plan, and the trust assets remain subject to the claims of our creditors. Amounts deferred under the plan are payable on the earliest to occur of a change of control of our company, the participant's termination of employment, disability or death, or the date for payment selected by the participant, unless a delay in payments is otherwise required by Section 409A. Deferred amounts are credited with gains and losses based on the performance of deemed investment options (i.e., phantom funds) selected by the participant. We also may make ERISA excess payments and/or contributions of benefit plan equivalents to participants' accounts if IRS limits or the deferrals made by a participant under this plan have the effect of reducing the contributions they otherwise would receive from us under our qualified benefit plans.
The following table summarizes activity under these plans for each of the NEOs during 2023.
NON-QUALIFIED DEFERRED COMPENSATION TABLE

	Executive Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year[1]	Aggregate Withdrawals/Distributions in Last Fiscal Year	Aggregate Balance at Last Fiscal Year-End
Name	($)	($)	($)	($)
Barry C. McCarthy	—	—	—	—
William C. Zint	—	—	—	—
Tracey G. Engelhardt	—	7,703	—	7,703
Michael A Reed	—	—	—	—
Yogaraj Jeyaprakasam	146,155	5,975	—	152,130
(1)Amounts represent earnings on contributions and deferrals made in 2023 and in prior years. Participants in this plan allocate their deferrals into phantom funds similar to the funds available under our qualified retirement plans. Any amounts reported reflect the performance of these phantom funds.

The measurement funds available under the Deferred Compensation Plan, and their annualized returns as of December 31, 2023, are as follows:

Fund	Asset Category	Ticker	Rate of Return (%)
Vanguard Federal Money Market Investor	Money Market-Taxable	VMFXX	5.09
Vanguard VIF Total Bond Market Index	Intermediate Core Bond	N/A	5.58
Vanguard Large-Cap Index Fund Admiral Shares	Large Blend	VLCAX	27.28
Vanguard VIF Equity Index	Large Blend	N/A	26.11
Vanguard Growth Index Admiral	Large Growth	VIGAX	46.77
Vanguard Small Cap Index Admiral	Small Blend	VSMAX	18.20
Vanguard Developed Markets Index Admiral	Foreign Large Blend	VTMGX	17.67
Vanguard Emerging Markets Stock Index Admiral	Diversified Emerging Markets	VEMAX	9.21
Severance and Change of Control Arrangements
Severance Arrangements
Our severance arrangements are intended to facilitate each NEO's attention to the affairs of our business and to recognize each executive's key role within our organization. The severance plan for our executive officers and the severance provisions in Mr. McCarthy's employment agreement are collectively referred to as severance arrangements. Receipt of the benefits described below is conditioned upon Mr. McCarthy or the NEO entering into a release of certain claims. The NEOs are also required by their severance arrangements to maintain the confidentiality of our confidential information after their termination and to comply with any non-competition and non-solicitation obligations to which they have previously agreed.
Mr. McCarthy's employment agreement provides that if he is terminated by us without Cause or he resigns for Good Reason, as those terms are defined in his agreement, he will be entitled to receive 12 months of base salary, payable in accordance with our regular payroll cycle over 12 months, and up to 12 additional months of base salary, subject to offset for earned income from other full-time employment, which he must use reasonable efforts to pursue. He will also be entitled to up to 12 months of health coverage premium continuation if he elects coverage and to executive-level outplacement services.
The severance plan applicable to the other NEOs provides that if an NEO is terminated by us without Cause or the NEO terminates employment for Good Reason, as those terms are defined in the plan, the NEO will be entitled to receive 12 months of salary, which may be paid in a lump sum or over time with the company's regular payroll, reimbursement for executive-level outplacement services in an amount up to $25,000, and a lump sum payment of $20,000 to cover other expenses incurred in connection with employment transition.
Change in Control Arrangements
Mr. McCarthy's employment agreement provides that if he is terminated by us without Cause or he resigns for Good Reason within 24 months following a Change in Control, as those terms are defined in his agreement, he will be entitled to receive two times the sum of his annual base salary plus his target annual incentive bonus, payable in a lump sum, and up to 12 months of health coverage premium continuation if he elects coverage. All severance payments are conditioned upon Mr. McCarthy signing a release of claims and otherwise complying with his contractual obligations.
The executive severance plan applicable to the other NEOs provides that if an NEO is terminated following a Change in Control, or the NEO terminates employment for Good Reason following a Change in Control, as those terms are defined in the plan, the NEO will be entitled to receive 18 months of salary payable in a lump sum, reimbursement for executive-level outplacement services in an amount up to $25,000, and a lump sum payment of $20,000 to cover other expenses incurred in connection with employment transition. All severance payments are conditioned upon the NEO complying with his or her contractual obligations.
Treatment of Equity Awards
In the event of a Change of Control, as defined in the award agreements, our NEOs' outstanding long-term equity incentive awards are subject to the following terms:
•Bonus deferred RSUs provide for full, accelerated vesting, payable as soon as practicable following the Change of Control, except that if the Change of Control does not qualify as a "change in control" as defined in Section 409A, payout will instead be made as soon as practicable following the earliest of a "change in control" as defined in Section 409A, the second anniversary of the grant date, separation from service, or Disability;
•for RSUs, PSUs and options not assumed by the acquiring or surviving entity and replaced with interests covering other publicly traded securities, vesting will fully accelerate (based on target performance for PSUs), RSUs (and related dividend equivalents) and PSUs will be paid out as soon as practicable following the Change of Control, and options will become exercisable prior to and terminate effective upon the Change of Control;

•for RSUs and options assumed by the acquiring or surviving entity and replaced with interests covering other publicly traded securities, the award agreements provide that the awards will remain governed by their pre-Change of Control terms except that, in the event of involuntary termination without Cause or voluntary resignation for Good Reason within 12 months following the Change of Control, any unvested RSUs and options will fully vest, with RSUs (and related dividend equivalents) paying out as soon as practicable following vesting, and options remaining exercisable for one year post-termination; and
•for PSUs assumed by the acquiring or surviving entity and replaced with other publicly traded securities, the award agreements provide that PSUs will remain governed by their pre-Change of Control terms, except that, in addition to the vesting acceleration upon a termination without Cause described below, in the event of voluntary resignation for Good Reason after the first anniversary of the commencement of the relevant performance period and within 12 months following the Change of Control, the unvested PSUs will vest on a pro rata basis, although any payout will be based on actual performance and will not occur until actual performance against target is determined at the end of the performance period.
In the event of a death, Disability, or Approved Retirement (as those terms are defined in the applicable award agreements), our NEOs’ outstanding awards are subject to the following terms:
•RSU and bonus deferred RSU awards provide for full, accelerated vesting and payout (with related dividend equivalents) as soon as practicable thereafter;
•option awards provide for full, accelerated vesting if the event occurs after the first anniversary of the grant date, with a one-year post-termination exercise period following death or Disability, and a 3-year post-termination exercise period following Approved Retirement; and
•PSU awards provide for vesting on a pro rata basis if the event occurs after the first anniversary of the commencement of the relevant performance period; however, payout is based on actual performance and does not occur until actual performance against target is determined at the end of the performance period.
In the event of termination without Cause, as defined in the award agreements, our NEOs’ outstanding awards are subject to the following terms:
•Holders of bonus deferred RSUs receive payment equal to the amount of the cash incentive originally deferred as soon as practicable following employment termination;
•options and the next installment of RSUs (and related dividend equivalents) vest on a pro rata basis, provided the termination is after the first anniversary of the award date, with a 3-month exercise period for options, and payout of the vested RSUs (and related dividend equivalents) as soon as practicable thereafter; and
•PSUs vest on a pro rata basis, provided the termination is after the first anniversary of the commencement of the relevant performance period; however, payout is based on actual performance and does not occur until actual performance against target is determined at the end of the performance period.
If an NEO engages in competitive activity, solicits our employees or current or potential customers, fails to properly hold our confidential information, or is terminated for Cause, then the options, RSUs, and PSUs (vested and unvested amounts) are subject to forfeiture, and any amounts paid upon settlement of such awards (including dividend equivalents) and gains upon exercise of options, in each case, within the preceding 12 months, are subject to repayment. Also, upon a voluntary resignation or termination for Cause, bonus deferred RSU awards are canceled and the holder is repaid the lesser of the cash amount the holder originally deferred and the fair market value of the bonus deferred RSUs attributable to that amount. An NEO is released from the foregoing restrictions pertaining to competitive activity and employee solicitation upon a termination without Cause.
The foregoing summary is qualified in its entirety by reference to the complete text of Mr. McCarthy's employment agreement, the severance plan, the forms of retention agreement, and the forms of stock option, RSU, bonus deferred RSU, and PSU award agreements, all of which are filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2023.
Effective January 10, 2024, Mr. Reed transitioned into the role of Special Advisor to the Company's Chief Executive Officer. Mr. Reed will serve in such role during a transition period until his separation from the Company on April 30, 2024, subject to extension by us (the "Separation Date"). We entered into a separation agreement with Mr. Reed under which his compensation and benefits will continue through the Separation Date and provide for severance payments, subject to execution of a release, in accordance with the severance plan described above.

PAYMENTS MADE UPON TERMINATION
The following table illustrates the aggregate payments that would be received by the current NEOs, assuming a hypothetical qualifying termination event occurring on December 31, 2023. To the extent an amount due includes the value of any equity acceleration, such value is based upon the number of equity awards that would have vested if termination occurred on the last business day of fiscal 2023 and the closing price of our common stock as of that date, $21.45.

Name	Change in Control[1] ($)	Without Cause[2] ($)	Death or Disability[3] ($)	Approved Retirement[3] ($)
Barry C. McCarthy
Cash Severance	4,180,000	1,900,000	—	—
Benefit Continuation	33,829	33,829	—	—
Other Cash	—	25,000	—	—
Acceleration of RSUs	4,496,113	522,951	4,496,113	—
Acceleration of PSUs[4]	4,505,465	1,997,889	1,997,889	—
Acceleration of Stock Options[5]	—	—	—	—
Accelerated Deferred Bonus RSUs[6]	526,426	470,870	526,426	—
Total	13,741,833	4,950,539	7,020,428	—
William C. Zint
Cash Severance	750,000	500,000	—	—
Other Cash	45,000	45,000	—	—
Acceleration of RSUs	567,996	33,070	567,996	—
Acceleration of PSUs[4]	466,302	155,434	155,434	—
Acceleration of Stock Options[5]	—	—	—	—
Total	1,829,298	733,504	723,430	—
Tracey G. Engelhardt
Cash Severance	900,000	600,000	—	—
Other Cash	45,000	45,000	—	—
Acceleration of RSUs	900,042	80,823	900,042	900,042
Acceleration of PSUs[4]	922,886	395,817	395,817	395,817
Acceleration of Stock Options[5]	—	—	—	—
Total	2,767,928	1,121,640	1,295,859	1,295,859
Yogaraj Jeyaprakasam
Cash Severance	862,500	575,000	—	—
Other Cash	45,000	45,000	—	—
Acceleration of RSUs	1,237,922	358,206	1,237,922	—
Acceleration of PSUs[4]	850,964	402,731	402,731	—
Total	2,996,386	1,380,937	1,640,653	—
Michael A. Reed
Cash Severance	937,500	625,000	—	—
Other Cash	45,000	45,000	—	—
Acceleration of RSUs	845,881	99,002	845,881	—
Acceleration of PSUs[4]	879,300	403,339	403,339	—
Acceleration of Stock Options[5]	—	—	—	—
Total	2,707,681	1,172,341	1,249,220	—
(1)Severance under Mr. McCarthy's employment agreement due to a change in control termination is equal to two times base salary plus his AIP bonus at 100% of target, and 12 months of health coverage premiums. Severance for all other NEOs under a change in control is equal to one-and-a-half times base salary, executive outplacement services (listed under "Other Cash"), and a lump sum employment transition payment (listed under "Other Cash"). All of our NEOs are also entitled to accelerated vesting of outstanding equity awards in accordance with the terms of each award agreement and as described above under "Treatment of Equity Awards." For purposes of this Change in Control column, equity awards are reflected as if they were not assumed by an acquiring entity upon a Change of Control.
(2)Severance under Mr. McCarthy's employment agreement due to termination without cause is equal to 12 months of base salary with the possibility of an additional 12 months offsetting earned income from other full-time employment, 12 months of health coverage premiums, and executive outplacement services (listed under "Other Cash"). Severance for all other NEOs under a termination without cause is equal to 12 months of base salary, a pro rata bonus, executive outplacement services (listed under "Other Cash"), and a lump sum employment transition payment (listed under "Other Cash"). The foregoing severance payments for Mr. McCarthy and the other NEOs also apply upon a resignation for Good Reason. All of our NEOs are also entitled to accelerated vesting of outstanding equity awards in accordance with the terms of each award agreement and as described above under "Treatment of Equity Awards."
(3)For death, disability, or Approved Retirement, each of our NEOs is entitled to a pro-rated bonus, and accelerated vesting of outstanding equity awards depending on the grant type and terms, as described above under "Treatment of Equity Awards." Ms. Engelhardt, with the sum of her age plus service years with Deluxe being at least 75, would be eligible for Approved Retirement, if granted by the Committee.

(4)For change in control, assumes that the acquiring entity did not replace the award with comparable equity, such that the PSUs vested completely assuming target performance levels. For all other termination scenarios in the table, assumes pro rata vesting and payout at target, even though actual payouts for such PSUs are made at such time as the measurement period has ended and actual performance levels are measured and calculated.
(5)Although stock options may vest depending on terms as described above under "Treatment of Equity Awards, because the exercise price of all our NEO's outstanding options exceeded the closing price of our common stock on December 31, 2023, we have not reported any corresponding value to such accelerated vesting.
(6)Payouts on bonus deferred RSUs differ depending on the type of termination scenario. In the case of involuntary termination without cause, the NEO receives a cash payment equal to the portion of the incentive award the NEO elected to apply to the acquisition of RSUs. In the case of a change in control, Death, or Disability, all of the RSUs accelerate and vest. Upon Mr. McCarthy's voluntary resignation or termination for Cause, his bonus deferred RSUs would be canceled and he would receive $350,950, which is the fair market value as of December 31, 2023 of just the bonus deferred RSUs attributable to the cash amount he originally deferred.
Regardless of the manner in which an NEO's employment terminates, the NEO is entitled to receive, subject to any applicable clawback provisions, certain previously earned compensation, including:
•AIP compensation earned during the fiscal year for certain termination causes, which include qualified retirement;
•vested shares awarded under our Stock Plan; and
•amounts contributed under the 401(k) Plan and executive compensation deferral programs.
These amounts are excluded from the table above.
CEO Pay Ratio
We are required by SEC rules and regulations to disclose a reasonable estimate of the ratio of the annual total compensation for our President and CEO to the annual total compensation of our median employee. For the year ended December 31, 2023, the annual total compensation for Mr. McCarthy was $7,536,719, as shown in the SCT, plus $21,811 for the cost of his employer-sponsored health and welfare benefits. The annual total compensation for our median employee was $70,570 calculated in accordance with SEC rules. For 2023, the annual total compensation of Mr. McCarthy was 103.9 times that of our median employee.
As of the measurement date, November 1, 2023, we had a total of 5,215 employees, of which 4,897 were employed in the U.S. and 318 were employed in Canada. As permitted by SEC rules and regulations, we excluded leased employees and independent contractors. To determine our median employee, we used base salary for the 12-month period ending October 31, 2023, as our compensation measure that we applied consistently to all employees. We annualized this amount for permanent employees who commenced employment during that period. We also chose to include the cost of the median employee's employer-sponsored health and welfare benefits, including medical, dental and life insurance, as well as short- and long-term disability coverage, in the calculation of our median employee's total annual compensation. For Canadian employees, we converted their pay amounts to U.S. dollars using the spot rate as of November 1, 2023.
Pay Versus Performance Outcomes
The following table provides specified executive compensation and financial performance measures for our four most recently completed fiscal years.

Year	Summary Compensation Table Total for CEO ($)	Compensation Actually Paid to CEO[1] ($)	Average Summary Compensation Table Total for Other NEOs ($)	Average Compensation Actually Paid to Other NEOs[2] ($)	Value of Initial Fixed $100 Investment Based On:		Net Income (in millions)[5] ($)	Adjusted EBITDA (in millions)[6] ($)
					Total Shareholder Return[3] ($)	Peer Group Total Shareholder Return[4] ($)
2023	7,536,719	8,979,508	1,992,744	2,238,170	52.1	123.6	26.2	417.1
2022	10,375,485	3,607,005	2,220,306	852,747	38.6	102.7	65.5	418.1
2021	7,822,945	8,028,794	2,050,605	1,802,766	69.3	143.0	62.8	407.8
2020	5,256,659	(1,110,314)	1,812,604	701,061	61.2	131.3	5.3	364.5
(1)The dollar amounts reported in this column represent the amount of Compensation Actually Paid (“CAP”) to our President and CEO, Barry C. McCarthy, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. McCarthy during the applicable year. To calculate CAP to Mr. McCarthy, for each of the years shown, the following deductions and additions were made to the SCT total compensation:

Reconciliation of CEO SCT Total to CAP
Year	SCT Total ($)	Equity Deductions from SCT Total(a) ($)	Equity Additions to SCT Total(b) ($)	CAP ($)
2023	7,536,719	(5,329,797)	6,772,586	8,979,508
2022	10,375,485	(4,871,517)	(1,896,963)	3,607,005
2021	7,822,945	(6,439,546)	6,645,395	8,028,794
2020	5,256,659	(4,274,576)	(2,092,397)	(1,110,314)
(a)Represents the grant date fair values of equity-based awards granted each year, as shown in the Stock Awards and Option Awards columns of the SCT.

(b)For each year, reflects the sum of the equity fair value categories described as follows, calculated in accordance with Item 402(v) of Regulation S-K:

Year	Year-end fair value of awards granted in the year and outstanding and unvested at year-end ($)	Prior year-end to year-end change in fair value of awards granted in prior years and outstanding and unvested at year-end ($)	Fair value as of vesting date of awards granted and vested in the year ($)	Prior year-end to vesting-date change in fair value of awards granted in prior years that vested in the year ($)	Prior year-end fair value of awards granted in prior years that were forfeited in the year ($)	Value of dividends or other earnings paid on awards not otherwise reflected in the fair values ($)	Total Equity Additions to SCT Total ($)
2023	6,013,429	646,150	—	34,383	—	78,623	6,772,586
2022	2,406,099	(4,384,367)	—	(58)	—	81,363	(1,896,963)
2021	4,552,443	607,333	—	1,345,862	—	139,757	6,645,395
2020	2,823,913	(3,329,142)	—	(1,671,035)	—	83,867	(2,092,397)
(2)The dollar amounts reported in this column represent the average amount of CAP to the non-CEO named executive officers (“Other NEOs”) as a group, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the Other NEOs during the applicable year. The Other NEOs reflected in this and the preceding column consist of the following individuals: 2023 — William C. Zint, Tracey G. Engelhardt, Michael A. Reed, and Yogaraj Jeyaprakasam; 2022 — William C. Zint, Scott C. Bomar, Christopher L. Thomas, Yogaraj Jeyaprakasam, and Michael A. Reed; 2021 — Scott C. Bomar, Keith A. Bush, Christopher L. Thomas, Michael A. Reed, and Jeffrey L. Cotter; and 2020 — Keith A. Bush, Christopher L. Thomas, Michael A. Reed, and Jeffrey L. Cotter. To calculate CAP to our Other NEOs for each of the years shown, the following deductions and additions were made to the SCT total compensation:

Other NEOs Reconciliation of Average SCT Total to Average CAP
Year	SCT Total ($)	Equity Deductions from SCT Total(a) ($)	Equity Additions to SCT Total(b) ($)	CAP ($)
2023	1,992,744	(956,940)	1,202,366	2,238,170
2022	2,220,306	(1,197,255)	(170,304)	852,747
2021	2,050,605	(1,228,600)	980,761	1,802,766
2020	1,812,604	(1,171,147)	59,604	701,061
(a)Represents the grant date fair value of equity-based awards granted each year, as shown in the Stock Awards and Option Awards columns of the SCT.
(b)For each year, reflects the sum of the equity fair value categories described as follows, calculated in accordance with Item 402(v) of Regulation S-K:

Year	Year-end fair value of awards granted in the year and outstanding and unvested at year-end ($)	Prior year-end to year-end change in fair value of awards granted in prior years and outstanding and unvested at year-end ($)	Fair value as of vesting date of awards granted and vested in the year ($)	Prior year-end to vesting-date change in fair value of awards granted in prior years that vested in the year ($)	Prior year-end fair value of awards granted in prior years that were forfeited in the year ($)	Value of dividends or other earnings paid on awards not otherwise reflected in the fair values ($)	Total Equity Additions to SCT Total ($)
2023	1,079,683	112,881	—	(8,953)	—	18,755	1,202,366
2022	544,028	(414,256)	—	(43,365)	(271,588)	14,877	(170,304)
2021	885,667	116,547	—	142,783	(177,089)	12,853	980,761
2020	737,637	(594,542)	—	(68,673)	(18,243)	3,425	59,604
(3)Assuming an initial investment of $100 on December 31, 2019, TSR assumes reinvestment of all dividends, if any, and reflects changes in the company’s share price since the assumed initial investment date.
(4)Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the Dow Jones U.S. Support Services (DJUSIS) Index.
(5)Dollar values represent the amount of net income reported in our audited financial statements for the applicable year.
(6)See Annex A for a reconciliation of adjusted EBITDA, a non-GAAP financial measure, to the most directly comparable GAAP financial measure.

Additional Information
Following is a discussion of the relationship between CAP and our TSR, our peers' TSR, our net income, and our adjusted EBITDA:
•CAP vs. TSR — Because stock is a significant portion of our NEO compensation packages, as our TSR has fluctuated and decreased, so has the compensation realized by our NEOs. Similarly, the peer group TSR has also fluctuated.

CAP vs. TSR
$61.2
$69.3
$38.6
$52.1
$8.0M
$9.0M
$3.6M
$1.8M
$2.2M
$0.7M
$0.9M
-$1.1M
2020
2021
2022
2023
CAP to CEO
Average CAP to Other NEOs
DLX TSR

•Net Income — Although the performance of our leadership has resulted in an increase in net income over the past three years, the value of our stock has decreased during that same time period, resulting in NEO realized compensation significantly below target during the same period.

CAP vs. Net Income
$5.3M
$62.8M
$65.5M
$26.2M
$8.0M
$9.0M
$3.6M
$1.8M
$2.2M
$0.7M
$0.9M
-$1.1M
2020
2021
2022
2023
CAP to CEO
Average CAP to Other NEOs
Net Income

•CAP vs. Adjusted EBITDA — Although the performance of our leadership has resulted in an increase in adjusted EBITDA over the past three years, the value of our stock has decreased during that same time period, resulting in NEO realized compensation significantly below target during the same period.

CAP vs. Adj EBITDA
$364.5M
$407.8M
$418.1M
$417.1M
$9.0M
$8.0M
$3.6M
$1.8M
$2.2M
$0.7M
$0.9M
-$1.1M
2020
2021
2022
2023
CAP to CEO
Average CAP to Other NEOs
Adjusted EBITDA

Most Important Performance Measures
For our fiscal 2023, adjusted EBITDA was identified as the most important financial performance measure in linking CAP to company performance and, accordingly, is included in the above Pay Versus Performance table. The other identified most important measures to CAP comprise the remaining performance measures used in our incentive plans. For further descriptions of these measures, including how they are calculated from our audited financial statements and how they are used in our incentive plans, see the CD&A section of this proxy statement. The following table lists the collective most important measures alphabetically:

Tabular List of Most Important Measures
Adjusted EBITDA
Adjusted EPS
Adjusted Free Cash Flow
Adjusted Revenue
Relative TSR
Strategic Initiatives

ITEM 2: ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS
We believe that it is appropriate to seek the approval of shareholders on the design and effectiveness of the compensation program for our NEOs, and, therefore, are providing shareholders with the opportunity to cast a non-binding advisory vote, pursuant to Section 14A of the Exchange Act, as described below. We hold this advisory Say on Pay vote on an annual basis.
Results of 2023 Advisory Vote on Compensation
Last year, at the 2023 annual meeting, we received the support of approximately 85% of our shareholders for our executive compensation programs. We attribute this outcome to our history of listening and responding to shareholder concerns, which continued throughout 2023 as described in the Proxy Summary above. In response to comments received during our shareholder outreach campaign, where reasonable, we continued to implement changes to directly address shareholder feedback. We continue to monitor current and emerging best practices with respect to the design of executive compensation programs, assess our compensation programs in light of our strategic initiatives for delivering shareholder value, regularly assess risk inherent in our compensation programs, and solicit views of shareholders in the course of our regular interactions with them.
2024 Advisory Vote on Compensation
We believe that the compensation program for the NEOs is instrumental in helping us achieve our strong financial performance and executing against our strategy, and we request that shareholders support the following resolution:
RESOLVED, that the shareholders approve, on an advisory basis, the compensation of Deluxe's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section, the compensation tables and the narrative disclosures that accompany the compensation tables set forth in this Proxy Statement.
This advisory vote is not binding upon us. However, the Compensation and Talent Committee, which is responsible for designing and administering our executive compensation programs, values the opinions expressed by shareholders and will consider the outcome of this vote when making future compensation decisions for NEOs.
The board recommends that you vote FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers.

ITEM 3: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit and Finance Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to examine our financial statements and internal controls over financial reporting for the fiscal year ending December 31, 2024.
Pursuant to the Audit and Finance Committee's charter, the board is submitting the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024, to the shareholders for ratification. Shareholder approval of this appointment is not required, but the board is submitting the selection of PricewaterhouseCoopers LLP for ratification in order to obtain the views of our shareholders. If the appointment is not ratified, the Audit and Finance Committee will reconsider its selection. We anticipate that representatives of PricewaterhouseCoopers LLP will be present at the meeting, will have the opportunity to make a statement if they so desire, and will be able to respond to appropriate questions from shareholders.
The board recommends that you vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.
Audit and Finance Committee Report
The following is the report of the Audit and Finance Committee with respect to our audited financial statements presented in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which includes our consolidated balance sheets as of December 31, 2023, and 2022 and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2023, and the notes thereto. This report also addresses certain matters related to our independent registered public accounting firm. The information contained in this Audit and Finance Committee Report shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.
The Audit and Finance Committee is currently comprised of the six undersigned directors, all of whom have been determined by the board to be independent under the rules of the SEC and the NYSE. The Audit and Finance Committee acts under a written charter approved by the Board of Directors. The Audit and Finance Committee reviews the adequacy of that charter on an annual basis. A complete copy of the committee’s charter is posted on our website at www.investors.deluxe.com/governance/governance-documents.
Financial Statements
As stated in its charter, the Audit and Finance Committee assists the board in monitoring the integrity of our financial statements, the effectiveness of the internal audit function and independent registered public accounting firm, and our compliance systems. In carrying out these responsibilities, the Audit and Finance Committee met with management periodically during the year to consider the adequacy of our internal controls and the objectivity of its financial reporting. The Audit and Finance Committee discussed these matters with PricewaterhouseCoopers LLP, our independent registered public accounting firm, and with the appropriate financial personnel and internal auditors, and met privately on a regular basis with both the independent registered public accounting firm and with the internal auditors, each of whom reports to and has unrestricted access to the Audit and Finance Committee.
The Audit and Finance Committee reviewed with management and the independent registered public accounting firm our 2023 audited financial statements and met with both management and the independent registered public accounting firm to discuss those financial statements and reports prior to issuance. Management has the primary responsibility for our financial statements and the overall reporting process, including our system of internal controls. Management has represented, and PricewaterhouseCoopers LLP has indicated in its opinion to the Audit and Finance Committee, that we maintained, in all material respects, effective internal control over its financial reporting as of December 31, 2023, and that the financial statements were prepared in accordance with generally accepted accounting principles and fairly present, in all material respects, our financial condition and results of operations.
The Audit and Finance Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission.
The Audit and Finance Committee also received from, and discussed with, the independent registered public accounting firm the written disclosures and letter required by applicable requirements of The Public Company

Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit and Finance Committee concerning independence, and has discussed with the independent registered public accounting firm its independence. As part of its efforts to ensure the independence of our independent registered public accounting firm, the committee maintains a policy requiring the pre-approval by the committee of all services to be provided by the independent registered public accounting firm and reviews all services actually performed by the independent registered public accounting firm in connection with its discussions regarding the independent registered public accounting firm’s continued independence.
Based on the review and discussions referred to above, the committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
Independent Registered Public Accounting Firm
PricewaterhouseCoopers LLP has acted as our independent registered public accounting firm since 2001. In determining whether to reappoint our independent registered public accounting firm, our Audit and Finance Committee undertakes an annual formal evaluation of the independent registered public accounting firm, during which it considers responses to questionnaires completed by members of the Audit and Finance Committee and management, the quality of its discussions with and the performance of the lead audit partner, the audit team assigned to our account, the overall strength and reputation of the firm and issues pertaining to auditor independence, including fees that our independent registered public accounting firm receives for non-audit services.
In accordance with SEC rules, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to us. Our Audit and Finance Committee is involved in the selection of our audit partners pursuant to this rotation policy, including meetings between the Chair of the Audit and Finance Committee and candidates for that role, as well as discussion by the committee and with management.

MEMBERS OF THE AUDIT AND FINANCE COMMITTEE

John L. Stauch, Chair	Don J. McGrath
William C. Cobb	Martyn R. Redgrave
Paul R. Garcia	Telisa L. Yancy
Fees Paid to Independent Registered Public Accounting Firm
Aggregate fees for professional services rendered for us by PricewaterhouseCoopers LLP during the years ended December 31, 2023 and 2022 were as follows:

Fees	2023 ($)	2022 ($)
Audit Fees[1]	4,152,500	3,460,145
Audit-Related Fees	—	—
Tax Fees[2]	45,622	120,848
All Other Fees[3]	1,944	110,000
Total Fees	4,200,066	3,690,993
(1)Audit Fees for the years ended December 31, 2023 and 2022 were for professional services rendered for audits of the annual consolidated financial statements and our internal controls over financial reporting, reviews of the related quarterly financial statements included in our quarterly reports on Form 10-Q filed with the SEC, consultations regarding accounting or disclosure treatment of transactions which were directly part of the audit, comfort letters, consents, and assistance with and review of documents filed with the SEC. The fees also included professional services for audits of the separate financial statements of our subsidiaries.
(2)Tax Fees in 2023 and 2022 consisted of fees for tax compliance and tax consulting professional services related to foreign, domestic and acquisition-related tax matters.
(3)All Other Fees in 2023 and 2022 consisted of license fees for the use of technical accounting research tools. All Other Fees in 2022 also included fees for advice and recommendations for our retirement plans.
The Audit and Finance Committee pre-approved all of the services and fees described above.
Policy on Audit and Finance Committee Pre-Approval of Accounting Firm Fees and Services
In order to assure that our independent registered public accounting firm is engaged only to provide audit and non-audit services that are compatible with maintaining its independence, the Audit and Finance Committee has adopted a policy which requires the Audit and Finance Committee to review and approve all services to be provided by PricewaterhouseCoopers LLP before the firm is engaged to provide such services. The Audit and Finance Committee may delegate its pre-approval authority to one or more members of the Audit and Finance Committee; provided, however, that a full report of any such delegated approvals must be given at the next Audit and Finance Committee meeting. The Audit and Finance Committee is required to specifically approve the fee levels for all services. Requests for approval of services must be jointly submitted to the Audit and Finance Committee by the independent registered public accounting firm and by one of the following employees: CFO, Corporate Controller or Vice President Assurance and Risk Advisory Services, and must include (1) a joint statement as to whether, in their view, the request is consistent with the SEC's rules on auditor independence and (2) a reasonably detailed description of the proposed services. The complete text of our Audit and Non-Audit Services Pre-Approval Policy is posted on our website at www.investors.deluxe.com/governance/governance-documents. A copy of the Policy is available to any shareholder who submits a request to our Corporate Secretary at Deluxe Corporation, 801 Marquette Avenue South, Minneapolis, Minnesota 55402.
2025 SHAREHOLDER PROPOSALS
Any shareholder proposals intended to be included in the Proxy Statement for the annual meeting of shareholders in 2025 must be received by our Corporate Secretary at 801 Marquette Avenue South, Minneapolis, Minnesota 55402 no later than the close of business on November 11, 2024. Proposals received by that date will be included in our 2025 Proxy Statement only if the proposals are proper for consideration at an annual meeting and are required for inclusion in the Proxy Statement by, and conform to, the rules of the SEC.
In accordance with the notice provisions contained in our bylaws, a shareholder may present a proposal at the 2025 annual meeting of shareholders that is not included in our Proxy Statement if proper written notice is given to our President and CEO or Corporate Secretary at our principal executive offices no later than the close of business on January 25, 2025. The notice must comply with the requirements of and contain the information required by our bylaws, which are filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2023. You may obtain a copy of the bylaws by writing to our Corporate Secretary.
OTHER BUSINESS
The board does not intend to present any business at the meeting other than the matters specifically set forth in this Proxy Statement and knows of no other business scheduled to come before the meeting. If any other matters are brought before the meeting, the persons named as proxies will vote on such matters in accordance with their judgment of the best interests of our company and our shareholders. The proxies solicited by us will confer discretionary authority on the persons named therein as proxies to vote on any matter presented at the meeting of which the board did not have knowledge a reasonable time before we printed and mailed these proxy materials.
ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K
Shareholders who wish to obtain a copy of our 2023 Annual Report and/or a copy of the Form 10-K filed with the SEC for the year ended December 31, 2023, may do so without charge by viewing these documents on our website at www.investors.deluxe.com/financials/sec-filings or by writing to our Corporate Secretary at Deluxe Corporation, 801 Marquette Avenue South, Minneapolis, Minnesota 55402.
                            BY ORDER OF THE BOARD OF DIRECTORS

                            Jeffrey L. Cotter
                            Chief Administrative Officer, Senior Vice President
                            and General Counsel

ANNEX A
We believe these financial measures are useful in evaluating our operating performance, as they exclude the impact of certain items that we believe are not indicative of current period operating performance. It is reasonable to expect that one or more of the excluded items will occur in future periods, but the amounts recognized may vary significantly. These non-GAAP measures should be considered supplements to, and not substitutes for, the most directly comparable GAAP financial measure. Thus, they are not intended as an alternative to results reported in accordance with GAAP.
Non-GAAP Reconciliations
(in millions, except per share amounts)

AIP Incentive Program
Revenue Reconciliation
Total Revenue
Payments	$691
Data Solutions	239
Promotional Solutions	541
Checks	721
Total Company Revenue	$2,192

Reconciliation of Adjusted EBITDA
Net Income	$26
Interest expense	126
Income tax provision	13
Depreciation and amortization expense	170
EBITDA	335
Adjustments:
Gain on sale of businesses and long-lived assets	(32)
Restructuring and integration expense	90
Share-based compensation expense	21
Certain legal-related expense	2
Loss on sale of investment securities	1
Adjusted EBITDA	417
AIP cash payout	38
Enterprise Adjusted EBITDA	$455

Reconciliation of Cumulative EPS
Adjusted Diluted EPS	$3.32
AIP cash payout	0.65
Enterprise Adjusted EPS	$3.97

Reconciliation of Adjusted EBITDA Margin
Adjusted EBITDA	$417
Divided by: Total Company Revenue	2,192
Adjusted EBITDA Margin	19.0%

Reconciliation of FY 2023 Revenue for 2021-2023 PSUs
Total Company Revenue	$2,192
First American	(364)
Webhosting Exit	54
Promotional Exit	36
FY 2023 Revenue for 2021-2023 PSUs	$1,918

Non-GAAP Reconciliations (continued)
(in millions)

	Year Ended December 31,
	2023	2022
Comparable Adjusted Revenue Reconciliation
Total Company:
Total revenue	$2,192	$2,238
Business exits	—	(52)
Comparable adjusted revenue	$2,192	$2,186
Comparable adjusted revenue increase	$6

Payments:
Total revenue	$691	$679
Business exits	—	—
Comparable adjusted revenue	$691	$679

Data Solutions:
Total revenue	$239	$268
Business exits	—	(39)
Comparable adjusted revenue	$239	$229

Comparable Adjusted EBITDA Reconciliation
Net income	$26	$66
Interest expense	126	94
Income tax provision	13	19
Depreciation and amortization expense	170	172
Gain on sale of businesses and long-lived assets	(32)	(19)
Restructuring and integration expense	90	63
Share-based compensation expense	21	24
Certain legal-related expense (benefit)	2	(1)
Loss on sale of investment securities	1	—
Adjusted EBITDA	$417	$418
Business exits	—	(14)
Comparable adjusted EBITDA	$417	$404
Comparable adjusted percentage EBITDA	3.2%

DELUXE CORPORATION
801 MARQUETTE AVENUE SOUTH
MINNEAPOLIS, MN 55402

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 24, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/DLX2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 24, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V32670-P02505

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DELUXE CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) William C. Cobb
02) Paul R. Garcia
03) C.E. Mayberry McKissack
04) Barry C. McCarthy
05) Thomas J. Reddin
06) Martyn R. Redgrave
07) John L. Stauch
08) Telisa L. Yancy

The Board of Directors recommends you vote FOR proposals 2 and 3:

	For	Against	Abstain
2. Advisory vote (non-binding) to approve the compensation of our Named Executive Officers	☐	☐	☐
3. Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V32671-P02505

DELUXE CORPORATION

This proxy is solicited by the Board of Directors

The undersigned appoints Barry C. McCarthy and Jeffrey L. Cotter as proxies (the "Named Proxies"), each with the power to act alone and to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the other side of this proxy card, all shares of common stock of Deluxe Corporation held of record by the undersigned on February 26, 2024, at the annual meeting of shareholders to be held on April 25, 2024, and at any adjournment thereof.

This proxy, when properly executed, will be voted as designated on the other side. If no choice is specified, this proxy will be voted "FOR" the nominees, and "FOR" the proposals set forth in Items 2 and 3. Also, by signing this proxy, you revoke all prior proxies and authorize the above Named Proxies to vote in their discretion upon such other business as may properly come before the meeting. Deluxe Corporation anticipates that no other business will be conducted at the meeting. The undersigned hereby acknowledges receipt of the proxy statement for the annual meeting of shareholders.

Continued and to be signed on reverse side